SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

[Amendment No.     ]

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☒	Definitive Proxy Statement

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☐	Soliciting Material under § 240.14a-12

MOODY’S CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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March 11, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Moody’s Corporation to be held on Tuesday, April 20, 2010, at 9:30 a.m. EST at the Company’s offices at 7 World Trade Center at 250 Greenwich Street, New York, New York.

The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting. The Annual Report for the year ended December 31, 2009 is also enclosed.

We are pleased to be using the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the Internet. We believe this process expedites stockholders’ receipt of proxy materials, lowers the costs of our annual meeting, and helps to conserve natural resources. Accordingly, on March 11, 2010, we mailed to many of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2010 Proxy Statement and 2009 Annual Report and vote online. The Notice included instructions on how to request a paper or e-mail copy of the proxy materials, including the Notice of Annual Meeting, Proxy Statement, Annual Report, and proxy card or voting instruction card. Stockholders who requested paper copies of the proxy materials or previously elected to receive the proxy materials electronically did not receive a Notice and will receive the proxy materials in the format requested.

Your vote is important. Whether or not you plan to attend the annual meeting, we encourage you to review the proxy materials and hope you will vote as soon as possible. You may vote by proxy over the Internet or by telephone by using the instructions provided in the Notice. Alternatively, if you requested and received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the annual meeting regardless of whether you attend in person. Instructions regarding the three methods of voting are contained in the Notice or proxy card or voting instruction card.

Sincerely,

Raymond W. McDaniel, Jr.

Chairman and Chief Executive Officer

MOODY’S CORPORATION

7 World Trade Center

250 Greenwich Street

New York, New York 10007

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

The 2010 Annual Meeting of Stockholders of Moody’s Corporation will be held on Tuesday, April 20, 2010, at 9:30 a.m. EST at the Company’s offices at 7 World Trade Center at 250 Greenwich Street, New York, New York, for the following purposes, all as more fully described in the accompanying Proxy Statement:

1.	To elect each of the three Class III directors named in the Proxy Statement to serve a three-year term;

2.	To approve the Amended and Restated 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan;

3.	To approve the 2004 Moody’s Corporation Covered Employee Cash Incentive Plan, as amended;

4.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year 2010;

5.	To vote on one stockholder proposal, if properly presented at the meeting; and

6.	To transact such other business as may properly come before the meeting.

The Board of Directors of the Company has fixed the close of business on March 1, 2010 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors,

Jane B. Clark

Corporate Secretary

March 11, 2010

IMPORTANT VOTING INFORMATION

If your shares are held in the name of a bank, broker or other holder of record, the U.S. Securities and Exchange Commission (the “SEC”) has approved a New York Stock Exchange rule that changes the manner in which your vote in the election of directors will be handled beginning with the upcoming 2010 Annual Meeting of Stockholders of Moody’s Corporation.

If your shares are held in the name of a bank, broker or other holder of record, you may receive a Notice of Internet Availability of Proxy Materials from the holder of record containing instructions that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and Internet voting. If you received the proxy materials in paper form, the materials include a voting instruction card so you can instruct the holder of record how to vote your shares. In either case, in the past, if you did not transmit your voting instructions before the annual meeting, your broker could vote on your behalf on the election of directors and other matters considered to be routine.

A New Rule for Stockholder Voting

Effective on January 1, 2010, your broker is no longer permitted to vote on your behalf on the election of directors unless you provide specific instructions by following the instructions from your broker about voting your shares by telephone or Internet or completing and returning the voting instruction card. For your vote to be counted in the election of directors, you now will need to communicate your voting decisions to your bank, broker or other holder of record before the date of the annual meeting.

Your Participation in Voting the Shares You Own is Important

Voting your shares is important to ensure that you have a say in the governance of the Company and to fulfill the objectives of the majority voting standard that Moody’s Corporation applies in the election of directors. Please review the proxy materials and follow the relevant instructions to vote your shares. We hope you will exercise your rights and fully participate as a stockholder in the future of Moody’s Corporation.

More Information is Available

If you have any questions about this new rule or the proxy voting process in general, please contact the bank, broker or other holder of record through which you hold your shares. The SEC also has a website (http://www.sec.gov/spotlight/proxymatters.shtml) with more information about voting at annual meetings. Additionally, you may contact the Company’s Investor Relations Department by sending an e-mail to ir@moodys.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 20, 2010

The Proxy Statement and the Company’s 2009 Annual Report to Stockholders are available at https://materials.proxyvote.com/615369. Your vote is very important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet as instructed in the Notice of Internet Availability of Proxy Materials. Alternatively, if you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the annual meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided. No postage is required if mailed in the United States. If you attend the meeting, you may vote in person, even if you have previously returned your proxy or voting instruction card or voted by telephone or the Internet.

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PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

OF MOODY’S CORPORATION

General

This Proxy Statement is being furnished to the holders of the common stock, par value $.01 per share (the “Common Stock”), of Moody’s Corporation (“Moody’s” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use in voting at the Annual Meeting of Stockholders or any adjournment or postponement thereof (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, April 20, 2010, at 9:30 a.m. EST at the Company’s principal executive offices located at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007. To obtain directions to attend the Annual Meeting and vote in person, please contact the Company’s Investor Relations Department by sending an e-mail to ir@moodys.com. This Proxy Statement and the accompanying proxy card are first being made available to stockholders on or about March 11, 2009. Moody’s telephone number is (212) 553-0300.

Annual Meeting Admission

Stockholders will need an admission ticket to enter the Annual Meeting. For stockholders of record, an admission ticket is available over the Internet, or, if you requested paper copies, you will receive a printed proxy card and a printed admission ticket. If you plan to attend the Annual Meeting in person, please retain and bring the admission ticket.

If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting in person, you may obtain an admission ticket in advance by sending a written request, along with proof of share ownership such as a bank or brokerage account statement, to the Corporate Secretary of the Company at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007. An admission ticket is also available over the Internet. Stockholders who do not have admission tickets will be admitted following verification of ownership at the door.

Internet Availability of Proxy Materials

Under U.S. Securities and Exchange Commission (the “SEC”) rules, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to stockholders. On March 11, 2010, we mailed to our stockholders (other than those who previously requested e-mail or paper delivery) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access and review our proxy materials, including this Proxy Statement and the Company’s Annual Report. These materials are available at: https://materials.proxyvote.com/615369. The Notice also instructs you on how to access your proxy card to vote through the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Record Date

The Board of Directors has fixed the close of business on March 1, 2010 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, there were 236,641,866 shares of Common Stock outstanding. Each holder of Common Stock entitled to vote at the Annual Meeting will be entitled to one vote per share.

How to Vote

In addition to voting in person at the Annual Meeting, stockholders of record can vote by proxy by following the instructions in the Notice and using the Internet or by calling the toll-free telephone number that is available on the Internet. Alternatively, stockholders of record who requested a paper copy of the proxy materials, can vote by proxy by mailing their signed proxy cards. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

If your shares are held in the name of a bank, broker or other holder of record, you may receive a Notice from the holder of record containing instructions that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and Internet voting. If you received the proxy materials in paper form, the materials include a voting instruction card so you can instruct the holder of record how to vote your shares.

Special Voting Procedures for Certain Current and Former Employees

Many current and former employees of the Company have share balances in the Moody’s Common Stock Fund of the Moody’s Corporation Profit Participation Plan (the “Profit Participation Plan”). The voting procedures described above do not apply to these share balances. Instead, any proxy given by such an employee or former employee will serve as a voting instruction for the trustee of the Profit Participation Plan, as well as a proxy for any shares registered in that person’s own name (including shares acquired under the Moody’s Corporation Employee Stock Purchase Plan and/or pursuant to restricted stock awards). To allow sufficient time for voting by the trustee, Profit Participation Plan voting instructions must be received by April 16, 2010. If voting instructions have not been received by that date, the trustee will vote those Profit Participation Plan shares in the same proportion as the Profit Participation Plan shares for which it has received instructions, except as otherwise required by law.

Quorum and Voting Requirements

The holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present at the Annual Meeting, the stockholders present may adjourn the Annual Meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner.

Pursuant to the Company’s by-laws, each nominee for director is required to receive a majority of the votes cast with respect to such nominee in order to be elected at the Annual Meeting. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions have no effect on the election of directors. Beginning with director elections at the 2010 Annual Meeting, brokers no longer have discretionary authority to vote shares without instructions from the beneficial owner. In accordance with the Company’s Director Resignation Policy, each director subject to election at the Annual Meeting was required to submit a contingent resignation which the Board of Directors will consider, following a review and recommendation from the Governance and Compensation Committee, in the event that the director fails to receive a majority of the votes cast.

The affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the Amended and Restated 2001 Moody’s Corporation Key

Employees’ Stock Incentive Plan (the “2001 Stock Incentive Plan”) under the Company’s by-laws. In addition, the New York Stock Exchange (“NYSE”) listing standards contain separate approval requirements applicable to the 2001 Stock Incentive Plan. Under the NYSE listing standards, approval of the 2001 Stock Incentive Plan requires the affirmative vote of the majority of votes cast, provided that the total votes cast on the plan represent over 50% of all shares entitled to vote. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on the 2001 Stock Incentive Plan, the abstention has the same effect as a vote against the plan. Brokers do not have discretionary authority to vote shares on the 2001 Stock Incentive Plan without instructions from the beneficial owner. Accordingly, shares resulting in broker non-votes, if any, are not entitled to vote on the 2001 Stock Incentive Plan and have no effect on the outcome of the vote under the Company’s by-laws. Likewise, for purposes of the NYSE listing standards, broker non-votes are not considered votes cast and therefore have no effect on the outcome of the vote. However, for purposes of determining whether the total votes cast on the 2001 Stock Incentive Plan represent over 50% of all shares entitled to vote, broker non-votes are considered entitled to vote and, therefore, have the practical effect of increasing the number of affirmative votes required to achieve over 50% of all shares entitled to vote under the NYSE listing standards.

The affirmative vote of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve 2004 Moody’s Corporation Covered Employee Cash Incentive Plan, as amended (the “2004 Cash Incentive Plan”). If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on the 2004 Cash Incentive Plan, the abstention has the same effect as a vote against the plan.

The affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2010. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on this matter, the abstention has the same effect as a vote against the matter.

The affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the stockholder proposal set forth in this Proxy Statement. Please bear in mind that approval of the stockholder proposal included in this Proxy Statement at the Annual Meeting would serve only as a recommendation to the Board of Directors to take the actions requested by the proponents. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on the stockholder proposal, the abstention has the same effect as a vote against the proposal. Brokers do not have discretionary authority to vote shares on the stockholder proposal without instructions from the beneficial owner. Accordingly, shares resulting in broker non-votes, if any, are not entitled to vote for the proposal and will have no effect on the outcome of the vote.

Proxies

The proxy provides that you may specify that your shares of Common Stock be voted “For”, “Against” or “Abstain” from voting with respect to the director nominees and the other proposals. The Board of Directors recommends that you vote “For” each of the three director nominees named in this Proxy Statement, “For” approval of the 2001 Stock Incentive Plan, “For” approval of the 2004 Cash Incentive Plan, “For” the ratification of the selection of the independent registered public accounting firm, and “Against” the stockholder proposal. All shares of Common Stock represented by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. Properly executed proxies that do not contain voting instructions will be voted in accordance with the recommendations of the Board of Directors.

It is not expected that any matter other than those referred to herein will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters.

Any stockholder of record who votes by telephone or the Internet or who executes and returns a proxy may revoke such proxy or change such vote at any time before it is voted at the Annual Meeting by (i) filing with the Corporate Secretary of the Company at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007, written notice of such revocation, (ii) casting a new vote by telephone or the Internet or by submitting another proxy that is properly signed and bears a later date or (iii) attending the Annual Meeting and voting in person. A stockholder whose shares are owned beneficially through a bank, broker or other nominee should contact that entity to change or revoke a previously given proxy.

Proxies are being solicited hereby on behalf of the Board of Directors. The cost of the proxy solicitation will be borne by the Company, although stockholders who vote by telephone or the Internet may incur telephone or Internet access charges. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone, telecopy, e-mail or otherwise. Such directors, officers and employees will not be specifically compensated for such services. The Company has retained Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies for a fee not to exceed approximately $15,000, plus reimbursement for out-of-pocket expenses. Arrangements may also be made with custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of Common Stock held of record by such custodians, nominees and fiduciaries, and the Company may reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

Delivery of Documents to Stockholders Sharing an Address

If you are the beneficial owner, but not the record holder, of the Company’s shares, your broker, bank or other nominee may seek to reduce duplicate mailings by delivering only one copy of the Company’s Proxy Statement and Annual Report, or Notice, as applicable, to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report, or Notice, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, or Notice, as applicable, now or in the future, should submit his request to the Company by sending an e-mail to ir@moodys.com or by submitting a written request to the Company’s Investor Relations Department, at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007. Beneficial owners sharing an address who are receiving multiple copies of the Proxy Statement and Annual Report, or Notice, as applicable, and wish to receive a single copy of such materials in the future should contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future. Please note that if you wish to receive paper proxy materials for the 2010 Annual Meeting, you should follow the instructions contained in the Notice.

CORPORATE GOVERNANCE

In order to address evolving best practices and new regulatory requirements, the Board of Directors annually reviews its corporate governance practices and the charters for its standing committees. As a result of this review, during 2009 the Board amended the Company’s Corporate Governance Principles and the charters of its Governance and Compensation Committee and its Audit Committee. A copy of the Corporate Governance Principles is available on the Company’s website at www.moodys.com under the headings “About Moody’s—Shareholder Relations—Corporate Governance—Documents & Charters.” Copies of the charter of the Governance and Compensation Committee and the charter of the Audit Committee Charter are available on the Company’s website at www.moodys.com under the headings “About Moody’s—Shareholder Relations—Corporate Governance—Documents & Charters.” Print copies of the Corporate Governance Principles and the committee charters may also be obtained upon request, addressed to the Corporate Secretary of the Company at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007. The Audit Committee and the Governance and Compensation Committee assist the Board in fulfilling its responsibilities, as described below.

Board Meetings and Committees

During 2009, the Board of Directors met six times and had three standing committees, an Audit Committee, a Governance and Compensation Committee, which also performs the functions of a nominating committee, and an International Business Development Committee. All directors attended at least 90 percent of the total number of meetings of the Board and of all committees of the Board on which they served in 2009. The function of the International Business Development Committee is to evaluate possible opportunities outside of the United States and to recommend to the Board areas for development. The members of the International Business Development Committee are Mr. Kist, Mr. McDaniel and Mr. Frederic Drevon, Senior Managing Director—EMEA of Moody’s Investors Service (“MIS”). The International Business Development Committee met two times during 2009. Please refer to page 9 for additional information regarding the Audit Committee, and to page 10 for additional information regarding the Governance and Compensation Committee.

Directors are encouraged to attend the Annual Meeting. All of the individuals serving as directors at the time of the Company’s 2009 Annual Meeting attended the meeting.

Recommendation of Director Candidates

The Governance and Compensation Committee will consider director candidates recommended by stockholders of the Company. In considering a candidate for Board membership, whether proposed by stockholders or otherwise, the Governance and Compensation Committee examines the candidate’s business experience, qualifications, attributes and skills relevant to the management and oversight of the Company’s business, independence, judgment and integrity, the ability to commit sufficient time and attention to Board activities, and any potential conflicts with the Company’s business and interests. The Governance and Compensation Committee also seeks to achieve a diversity of occupational and personal backgrounds on the Board. See, “Qualifications and Skills of Directors” on page 14 for additional information on the Company’s directors. To have a candidate considered by the Governance and Compensation Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name of the stockholder and evidence of the stockholder’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

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The name of the candidate, the candidate’s resume or a listing of his qualifications to be a director of the Company, and the candidate’s consent to be named as a director if selected by the Governance and Compensation Committee and nominated by the Board.

The stockholder recommendation and information described above must be sent to the Corporate Secretary of the Company at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007, and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders. For the Company’s 2011 annual meeting, this deadline is December 21, 2010.

The Governance and Compensation Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who might be available to serve on the Board. As described above, the Committee will also consider candidates recommended by stockholders on the same basis as those recommended by current directors and executives. The Governance and Compensation Committee also, from time to time, may engage firms that specialize in identifying director candidates for the Committee’s consideration, although it did not do so in 2009.

Once a person has been identified by or for the Governance and Compensation Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Governance and Compensation Committee determines that the candidate warrants further consideration, the chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the

Governance and Compensation Committee requests information from the candidate, reviews the candidate’s accomplishments and qualifications, including in light of any other candidates whom the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments.

Board Leadership Structure

The Board believes that the Company and its stockholders are best served at this time by a leadership structure in which a single person serves as Chairman and Chief Executive Officer and the Board has a lead independent director. Currently, Mr. McDaniel serves as Chairman of the Board and Chief Executive Officer and Dr. McKinnell serves as the lead independent director. Combining the roles of Chairman and Chief Executive Officer makes clear that the person serving in these roles has primary responsibility for managing the Company’s business, under the oversight and review of the Board. Under this structure, the Chairman and Chief Executive Officer presides over Board meetings where the Board discusses strategic and business issues. The Board believes that this approach makes sense because the Chief Executive Officer is the individual with primary responsibility for directing the work of other officers and leading implementation of the Company’s strategic plans as approved by the Board. This structure results in a single leader being directly accountable to the Board and through the Board, to stockholders, and enables the Chief Executive Officer to act as the key link between the Board and other members of management. In addition, Mr. McDaniel is most familiar with the Company’s business and the unique challenges that the Company faces in the current environment and therefore is best situated to lead Board discussions on important matters affecting the Company at this time.

Because the Board also believes that strong, independent Board leadership is a critical aspect of effective corporate governance, the Board has established the position of lead independent director. The lead independent director is an independent director elected annually by the independent directors. Dr. McKinnell currently serves as the lead independent director. The lead independent director’s responsibilities and authority include:

•	presiding at meetings of the Board at which the Chairman and Chief Executive Officer is not present, including executive sessions of the independent directors;

•	setting the agenda for executive sessions;

•	advising on the flow of information sent to the Board, and reviewing the agenda, materials and schedule for Board meetings;

•	serving as the principal liaison on Board-wide issues between the independent directors and the Chairman and Chief Executive Officer; and

•	being available for consultation and communication with major stockholders as appropriate.

The lead independent director also has the authority to call executive sessions of the independent directors. The Board believes that a single leader serving as Chairman and Chief Executive Officer, together with a lead independent director, is the most appropriate leadership structure for the Board at this time. However, the Company’s Corporate Governance Principles permit the roles of Chairman and Chief Executive Officer to be filled by the same or different individuals. This allows the Board flexibility to determine whether the two roles should be separated in the future based upon the Company’s needs and the Board’s assessment of the Company’s leadership from time to time.

The Board reviews the structure of the Board and Company leadership as part of the succession planning process. The Board and the Governance and Compensation Committee review succession planning annually in conjunction with the Board’s review of strategic planning.

Codes of Business Conduct and Ethics

The Company has adopted a code of ethics that applies to its Chief Executive Officer, Chief Financial Officer and Controller, or persons performing similar functions. The Company has also adopted a code of business conduct and ethics that applies to the Company’s directors, officers and employees. A current copy of each of these codes is available on the Company’s website at www.moodys.com under the headings “About Moody’s—Shareholder Relations—Corporate Governance—Documents & Charters.” A copy of each is also available in print to stockholders upon request, addressed to the Corporate Secretary of the Company at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007. The Company intends to satisfy disclosure requirements regarding any amendments to, or waivers from, the codes of ethics by posting such information on the Company’s website at www.moodys.com under the headings “About Moody’s—Shareholder Relations—Corporate Governance—Documents & Charters.”

Director Independence

To assist it in making determinations of a director’s independence, the Board has adopted independence standards, which are set forth below and are also included in the Company’s Corporate Governance Principles. The Board has determined that Mr. Anderson, Dr. Duffie, Mr. Glauber, Mr. Kist, Senator Mack, Dr. McKinnell, Ms. Newcomb and Mr. Wulff, and thus a majority of the directors on the Board, are independent under these standards. The standards adopted by the Board incorporate the director independence criteria included in the NYSE listing standards, as well as additional criteria established by the Board. Each of the Audit Committee and the Governance and Compensation Committee is composed entirely of independent directors. In accordance with NYSE requirements and the independence standards adopted by the Board, all members of the Audit Committee meet additional heightened independence standards applicable to audit committee members.

An “independent” director is a director whom the Board has determined has no material relationship with the Company or any of its consolidated subsidiaries (for purposes of this section, collectively referred to as the “Company”), either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Company. For purposes of this definition, the Board has determined that a director is not independent if:

1.	the director is, or in the past three years has been, an employee of the Company, or an immediate family member of the director is, or in the past three years has been, an executive officer of the Company;

2.	(a) the director, or an immediate family member of the director, is a current partner of the Company’s outside auditor; (b) the director is a current employee of the Company’s outside auditor; (c) a member of the director’s immediate family is a current employee of the Company’s outside auditor and personally works on the Company’s audit; or (d) the director or an immediate family member of the director was in the past three years a partner or employee of the Company’s outside auditor and personally worked on the Company’s audit within that time;

3.	the director, or a member of the director’s immediate family, is or in the past three years has been, an executive officer of another company where any of the Company’s present executive officers serves or served on the compensation committee at the same time;

4.	the director, or a member of the director’s immediate family, has received, during any 12-month period in the past three years, any direct compensation from the Company in excess of $120,000, other than compensation for Board service, compensation received by the director’s immediate family member for service as an employee (other than an executive officer) of the Company, and pension or other forms of deferred compensation for prior service with the Company;

5.	the director is a current executive officer or employee, or a member of the director’s immediate family is a current executive officer, of another company that makes payments to or receives payments from the Company, or during any of the last three fiscal years, has made payments to or received payments from the Company, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

6.	the director, or the director’s spouse, is an executive officer of a non-profit organization to which the Company or the Company foundation makes, or in the past three years has made, contributions that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues. (Amounts that the Company foundation contributes under matching gifts programs are not included in the contributions calculated for purposes of this standard.)

An “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

In assessing independence, the Board took into account that Mr. Anderson, Mr. Glauber, Mr. Kist, Senator Mack, Ms. Newcomb and Mr. Wulff each served during 2009, or currently serves, as directors or faculty members of entities that are rated or have issued securities rated by MIS, as listed in the Company’s Directors and Shareholders Affiliation Policy posted on the Company’s website under the headings “About Moody’s—Shareholder Relations—Corporate Governance—Documents & Charters,” and that each such entity accounted for less than 1% of the Company’s 2009 revenue. The Board also took into account that Sen. Mack and Dr. Duffie each provided consulting services to one entity that MIS rates. Dr. Duffie also provided consulting services to an entity with which Moody’s Analytics (“MA”) was engaged in a model development project. His involvement in the MA project ended in early 2009. The Board found nothing in the relationships to be contrary to the standards for determining independence as contained in the NYSE’s requirements and the Company’s Corporate Governance Principles. A copy of these standards is found in Attachment A to the Company’s Corporate Governance Principles on the Company’s website at www.moodys.com under the headings “About Moody’s—Shareholder Relations—Corporate Governance—Documents & Charters.”

The Board’s Role in the Oversight of Company Risk

The Board of Directors oversees the Company’s enterprise-wide approach to the major risks facing the Company and, with the assistance of the Audit Committee, oversees the Company’s policies for assessing and managing its exposure to risk. The Board periodically reviews these risks and the Company’s risk management processes. The Board also considers risk in evaluating the Company’s strategy. The Board performs its risk oversight role primarily through the Audit Committee. The Audit Committee’s primary purpose is to represent and assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s responsibilities include reviewing the Company’s practices with respect to risk assessment and risk management, and reviewing contingent liabilities and risks that may be material to the Company. In addition, the Governance and Compensation Committee oversees management’s assessment of whether the Company’s compensation structure, policies and programs create risks that are reasonably likely to have a material adverse effect on the Company.

Under the oversight of the Audit Committee, the Chief Executive Officer has established an Enterprise-wide Risk Committee, comprised of the Chief Executive Officer and his direct reports, who review key risks and mitigation strategies and set risk tolerance levels for the Company. They receive information from a subcommittee consisting of representatives that executive management has selected from each of the Company’s major business units and support functions. The subcommittee is led by the Company’s Chief Risk Officer and the Chief Operational Risk Officer. In their capacities as Chief Risk Officer and Chief Operational Risk Officer, these two individuals report directly to both the Enterprise-wide Risk Committee and the Audit Committee. Among other things, this subcommittee is responsible for identifying and monitoring important existing and emerging risks to the achievement of the Company’s strategic and operative objectives; formulating appropriate polices and monitoring and reporting frameworks to support effective management of important risks; reviewing and evaluating the effectiveness of management processes and action plans to address such risks; advising on and recommending to executive management any significant actions or initiatives that they believe are necessary to effectively manage risk; and ensuring that activities of discrete risk management disciplines within the Company are appropriately coordinated. The Chief Risk Officer and the Chief Operational Risk Officer present the analysis of this subcommittee to the Audit Committee approximately three times a year.

Significant risk issues evaluated by and/or major changes proposed by the Enterprise-wide Risk Committee and the Chief Risk Officer and Chief Operational Risk Officer are discussed at various Audit Committee meetings throughout the year. The Audit Committee oversees the Company’s enterprise management risk practices and reviews risks that are identified as significant to the Company.

Communications with Directors

The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may communicate with the Board of Directors or with all non-management directors as a group, with the lead independent director, or with a specific director or directors, by writing to them c/o the Corporate Secretary of the Company at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007.

All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary in the office of the Company’s General Counsel for the sole purpose of determining whether the contents represent a message to the Company’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee.

THE AUDIT COMMITTEE

The Audit Committee represents and assists the Board of Directors in its oversight responsibilities relating to: the integrity of the Company’s financial statements and the financial information provided to the Company’s stockholders and others; the Company’s compliance with legal and regulatory requirements; the Company’s internal controls; the Company’s practices with respect to risk assessment and risk management, and the review of contingent liabilities and risks that might be material to the Company; and the audit process, including the qualifications and independence of the Company’s principal external auditors (the “Independent Auditors”), and the performance of the Independent Auditors and the Company’s internal audit function. The Audit Committee is responsible for the appointment, compensation and oversight of the Independent Auditors and, as such, the Independent Auditors report directly to the Audit Committee.

The Audit Committee has established a policy setting forth the requirements for the pre-approval of audit and permissible non-audit services to be provided by the independent registered public accounting firm. Under the policy, the Audit Committee pre-approves the annual audit engagement terms and fees, as well as any other audit services and specified categories of non-audit services, subject to certain pre-approved fee levels. In addition, pursuant to the policy, the Audit Committee has authorized its Chairman to pre-approve other audit and permissible non-audit services up to $50,000 per engagement and a maximum of $250,000 per year. The policy requires that the Audit Committee Chairman report any pre-approval decisions to the full Audit Committee at its next scheduled meeting. For the year ended December 31, 2009 the Audit Committee or the Chairman pre-approved all of the services provided by the Company’s independent registered public accounting firm, which are described on page 28.

The members of the Audit Committee are Mr. Wulff (Chairman), Mr. Anderson, Dr. Duffie, Mr. Glauber, Mr. Kist, Senator Mack, Dr. McKinnell and Ms. Newcomb, each of whom is independent under NYSE and SEC rules and under the Company’s Corporate Governance Principles. The Board of Directors has determined that each of Mr. Anderson, Mr. Glauber, Mr. Kist, Dr. McKinnell, Ms. Newcomb and Mr. Wulff is an “audit committee financial expert” under the SEC’s rules. The Audit Committee held eight meetings during 2009.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2009 (the “Audited Financial Statements”), management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting. In addition, the Audit Committee has discussed with KPMG LLP, which reports directly to the Audit Committee, the matters that independent registered public accounting firms must communicate to audit committees under applicable Public Company Accounting Oversight Board (“PCAOB”) standards.

The Audit Committee also has discussed with KPMG LLP its independence from the Company, including the matters contained in the written disclosures and letter required by applicable requirements of the PCAOB regarding independent registered public accounting firms’ communications with audit committees about independence. The Audit Committee also has discussed with management of the Company and KPMG LLP such other matters and received such assurances from them as it deemed appropriate. The Audit Committee considered whether the rendering of non-audit services by KPMG LLP to the Company is compatible with maintaining the independence of KPMG LLP from the Company.

Following the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

The Audit Committee

John K. Wulff, Chairman

Basil L. Anderson

Darrell Duffie

Robert R. Glauber

Ewald Kist

Connie Mack

Henry A. McKinnell, Jr.

Nancy S. Newcomb

THE GOVERNANCE AND COMPENSATION COMMITTEE

The role of the Governance and Compensation Committee is to identify and evaluate possible candidates to serve on the Board and to recommend the Company’s director nominees for approval by the Board and the Company’s stockholders. The Governance and Compensation Committee also considers and makes recommendations to the Board of Directors concerning the size, structure, composition and functioning of the Board and its committees, oversees the evaluation of the Board, and develops and reviews the Company’s Corporate Governance Principles.

The Governance and Compensation Committee oversees the Company’s overall compensation structure, policies and programs, and assesses whether the Company’s compensation structure establishes appropriate incentives for management and employees. The Committee also oversees the evaluation of senior management (including by reviewing and approving performance goals for the Company’s executive officers, including the CEO, and by evaluating their performance) and oversees and makes the final decisions regarding compensation arrangements for the CEO and for certain other executive officers. The CEO makes recommendations to the Committee regarding the amount and form of executive compensation (except with respect to his compensation). For a description of this process, see the Compensation Discussion and Analysis on page 31. The Committee annually reviews the compensation of directors for service on the Board and its committees and recommends changes in compensation to the Board. The Committee administers and makes recommendations to the Board with respect to the Company’s incentive compensation and equity-based compensation plans that are subject to Board approval, including the Company’s key employees’ stock incentive plans. The Committee is responsible for the overall administration of the Company’s employee benefit plans, programs and practices, and the Committee may delegate to management such responsibility for the administration of the Company’s employee benefit plans, programs and practices as the Committee deems appropriate. The Committee makes the final decisions regarding named executive officer compensation.

The Committee is empowered to retain, at the Company’s expense, such consultants, counsel or other outside advisors as it determines appropriate to assist it in the performance of its functions. In 2009, to assist in the development of targeted compensation levels, the Committee retained a compensation consultant, Hewitt Associates. Hewitt reported directly to the Committee and provided external market analysis with regard to executive target total compensation levels, recommendations with regard to the design of cash and equity incentives for executives and information regarding competitive market practice with respect to director compensation. Hewitt also provided analysis regarding general market trends in compensation. The aggregate fees rendered for executive and director compensation consulting services were approximately $446,000 in 2009. Hewitt also provides health and welfare, retirement, and global compensation consulting services and acts as the actuary for the Company’s U.S. pension plans. These services are provided under separate contractual arrangements with Moody’s management. The aggregate fees rendered for these other services were approximately $523,000 in 2009. The Committee regularly reviews this engagement to perform other services and the objectivity and independence of the advice that Hewitt provides to the Committee on executive and director compensation. For 2009, Hewitt communicated to the Committee the steps that it takes to ensure that its compensation consulting services are independent and objective. For instance, Hewitt noted that its executive compensation consulting services were part of a single, separate business unit within the company and that Hewitt paid its executive compensation consultants solely on their individual results and the results of its executive compensation consulting practice. The Committee does not believe that the other services performed for the Company have impacted the objectivity and independence of the advice Hewitt provides for the Committee itself. Nonetheless, in 2010, the Committee will retain the services of Meridian Compensation Partners LLC, a newly formed company spun-off from Hewitt, while the Company will continue to retain the services of Hewitt to perform the other services described above. This new entity will operate as an independent executive compensation consulting firm and will report directly and solely to the Committee.

The members of the Governance and Compensation Committee are Dr. McKinnell (Chairman), Mr. Anderson, Dr. Duffie, Mr. Glauber, Mr. Kist, Senator Mack, Ms. Newcomb and Mr. Wulff, each of whom is independent under NYSE rules and under the Company’s Corporate Governance Principles. The Governance and Compensation Committee met six times during 2009.

REPORT OF THE GOVERNANCE AND COMPENSATION COMMITTEE

The Governance and Compensation Committee, which is composed solely of independent members of the Board of Directors, assists the Board in fulfilling its oversight responsibility relating to, among other things, establishing and reviewing compensation of the Company’s executive officers. In this context, the Governance and Compensation Committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis. Following the reviews and discussions referred to above, the Governance and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Governance and Compensation Committee

Henry A. McKinnell, Jr., Chairman

Basil L. Anderson

Darrell Duffie

Robert R. Glauber

Ewald Kist

Connie Mack

Nancy S. Newcomb

John K. Wulff

RELATIONSHIP OF COMPENSATION PRACTICES TO RISK MANAGEMENT

When structuring its overall compensation practices for employees of the Company generally, consideration is given as to whether the structure creates incentives for risk-taking behavior and therefore impacts the Company’s risk management practices. Attention is given to the elements and the mix of pay as well as ensuring that employees’ awards align with stockholders’ value.

In order to assess whether the Company’s compensation practices and programs create risks that are reasonably likely to have a material adverse effect on the Company, management established a compensation risk committee led by the Chief Human Resources Officer, to assess the risk related to the Company’s compensation plans, practices and programs. As part of this review, the compensation risk committee assessed the following items: (i) the variable to fixed components of compensation, (ii) the mix of performance periods (short-term, medium-term and long-term), (iii) the mix of payment mechanisms (cash, options, restricted stock, performance shares); (iv) the performance metrics used, linking the creation of value and earnings quality and sustainability, (v) the process of setting goals, degree of difficulty, spreads between thresholds, targets and maximum payouts, (vi) the maximum payout levels and caps, (vii) the clawback policy, (viii) the retirement program design, and (ix) the equity ownership and equity ownership guidelines. These items were assessed in the context of the most significant risks facing the Company today, to determine if the compensation plans, practices and programs incentivize employees to take risks. The committee then took into account controls and procedures that operate to monitor and mitigate against risk. The Chief Human Resources Officer presented this committee’s conclusions to the Governance and Compensation Committee.

The Governance and Compensation Committee reviewed these conclusions through a risk assessment lens. As a result of these reviews, the Company does not believe that the Company’s compensation practices and programs create risks that are reasonably likely to have a material adverse effect on the Company, nor does it believe that the practices and programs are designed to promote risk.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is charged with monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving all related person transactions, as defined in applicable SEC rules. Under SEC rules, related persons include any director, executive officer, any nominee for director, any person owning 5% or more of the Company’s common stock, and any immediate family members of such persons. In addition, under the Company’s Code of Business Conduct and Code of Ethics, special rules apply to executive officers and directors who engage in conduct that creates an actual, apparent or potential conflict of interest. Before engaging in such conduct, such executive officers and directors must make full disclosure of all the facts and circumstances to the Company’s General Counsel and the Chairman of the Audit Committee, and obtain the prior written approval of the Audit Committee. All conduct is reviewed in a manner so as to (i) maintain the Company’s credibility in the market, (ii) maintain the independence of the Company’s employees and (iii) ensure that all business decisions are made solely on the basis of the best interests of the Company and not for personal benefit.

COMPENSATION OF DIRECTORS

The following table sets forth, for the fiscal year ended December 31, 2009, the total compensation of the non-management members of the Company’s Board of Directors.

Name	Year	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Award ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Basil L. Anderson	2009	$75,000	$115,002	—	—	—	—	$190,002
Darrell Duffie	2009	75,000	115,002	—	—	—	—	190,002
Robert R. Glauber	2009	75,000	115,002	—	—	—	—	190,002
Ewald Kist	2009	95,000	115,002	—	—	—	—	210,002
Connie Mack	2009	75,000	115,002	—	—	—	—	190,002
Henry A. McKinnell, Jr.	2009	115,000	115,002	—	—	—	—	230,002
Nancy S. Newcomb	2009	75,000	115,002	—	—	—	—	190,002
John K. Wulff	2009	95,000	115,002	—	—	—	—	210,002

(1)	In 2009, the Company’s non-management directors received an annual cash retainer of $75,000, payable in quarterly installments. The Chairmen of the Audit Committee, the Governance and Compensation Committee, and the International Business Development Committee received an additional annual cash fee of $20,000, also payable in quarterly installments. The lead independent director received an additional annual cash fee of $20,000, also payable in quarterly installments. There were no separate meeting fees paid in 2009.

A non-management director may elect to defer receipt of all or a portion of his annual cash retainer until after termination of service on the Company’s Board of Directors. Deferred amounts are credited to an account and receive the rate of return earned by one or more investment options in the Moody’s Corporation Profit Participation Plan as selected by the director. Upon a change in control of the Company, a lump sum payment will be made to each director of the amount credited to the director’s deferred account on the date of the change in control, and the total amount credited to each director’s deferred account from the date of the change in control until the date such director ceases to be a director will be paid in a lump sum at that time. In addition, any notice by a director to change or terminate an election to defer his annual retainer given on or before the date of the change in control will be effective as of the date of the change in control rather than the end of the calendar year.

(2)	On February 10, 2009, each non-management director received a grant of $115,002 worth of restricted stock issued from the 1998 Moody’s Corporation Non-Employee Directors’ Stock Incentive Plan (the “1998 Directors Plan”) which was equal to 4,533 restricted shares of Common Stock. The Governance and Compensation Committee authorized the grant of restricted stock awards for 2009 on December 15, 2008, to be effective on the third trading day following the date of the February 5, 2009 public dissemination of the Company’s financial results for 2008.

The aggregate number of stock awards outstanding as of December 31, 2009 for each of the Company’s non-management directors was as follows:

Name	Number of Shares Underlying Options	Number of Shares of Unvested Restricted Stock
Basil L. Anderson	—	7,075
Darrell Duffie	—	5,533
Robert R. Glauber	18,000	7,075
Ewald Kist	—	7,075
Connie Mack	18,000	7,075
Henry A. McKinnell, Jr.	36,000	7,075
Nancy S. Newcomb	—	7,075
John K. Wulff	—	7,075

(3)	Perquisites and other personal benefits provided to each of the Company’s non-management directors in 2009 were, in the aggregate, less than $10,000 per director. Each non-management director is reimbursed for travel, meals, and hotel expenses incurred in connection with attending meetings of the Company’s Board of Directors or its committees, which are generally held at the Company’s executive office. For those meetings, the Company pays for travel for each non-management director and one guest of each director, as well as for their accommodations, meals, Company-arranged activities, and other incidental expenses.

ITEM 1—ELECTION OF DIRECTORS

The Board of Directors has nominated Basil L. Anderson, Darrell Duffie, Ph.D. and Raymond W. McDaniel, Jr. for election as Class III directors, each for a three-year term expiring in 2013. If elected, each nominee will hold office until his term expires and until a successor is elected and qualified. All three nominees are currently members of the Board of Directors. Messrs. Anderson and McDaniel were previously elected by the stockholders. Dr. Duffie was elected by the Board effective October 27, 2008 and was identified as a potential director by members of the Governance and Compensation Committee. The Company expects each nominee for election as a director to be able to serve if elected. If any nominee is unable to serve, proxies will be voted for the election of such other person for director as the Board may recommend in the place of such nominee.

Qualifications and Skills of Directors

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience, and diversity of backgrounds necessary to oversee the Company’s business. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria. Accordingly, the Board and the Governance and Compensation Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

The Governance and Compensation Committee is responsible for developing and recommending Board membership criteria to the Board for approval. The criteria, which are set forth in the Company’s Corporate Governance Principles, include the candidate’s business experience, qualifications, attributes and skills relevant to the management and oversight of the Company’s business, independence, judgment and integrity, the ability to commit sufficient time and attention to Board activities, and any potential conflicts with the Company’s business and interests. In addition, the Board and the Governance and Compensation Committee annually evaluate the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, given the Company’s current situation and strategic plans. The Board and the Governance and Compensation Committee seek a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the Board. This annual evaluation of the Board’s composition enables the Board and the Governance and Compensation Committee to update the skills and experience they seek in the Board as a whole, and in individual directors, as the Company’s needs evolve and change over time and to assess the effectiveness of efforts at pursuing diversity. In identifying director candidates from time to time, the Board and the Governance and Compensation Committee may identify specific skills and experience that it believes the Company should seek in order to constitute a balanced and effective board.

In considering and nominating incumbent directors for reelection to the Board, the Board and the Governance and Compensation Committee have considered a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments, experience in light of the needs of the Company and past performance on the Board. With respect to the Company’s incumbent directors, the Board has determined that they have the following skills and qualifications that support their service on the Board:

(i)	Mr. Anderson has over a decade of experience as an executive officer, including as a chief financial officer, of several public companies where he held significant policy making positions. He also has experience as an operating executive in charge of an international business based in Paris, France. In addition, Mr. Anderson serves as a director with several NYSE or NASDAQ listed companies. As a result of these positions, he brings to the Board expertise as a strategist, management and operations experience, and a perspective on international business operations and corporate governance in the public company context;

(ii)	Dr. Duffie has significant expertise in a number of areas that are directly relevant to the Company’s core business operations and has experience as a consultant to financial services firms. He is a recognized expert in the behavior and performance of global credit and securities markets and his opinions regarding financial regulatory reform have been solicited by various arms of the US government, including the Senate Banking Committee, the US Treasury Department, the President’s National Economic Council and the New York Federal Reserve Bank. He also has authored a book on credit risk and has published numerous academic research publications, articles and papers on asset and credit valuation and performance. This work allows Dr. Duffie to provide insight into various aspects of the Company’s business operation, the expanding nature of the work of MA and MIS and policy issues related to the financial services industry;

(iii)	Mr. McDaniel, who is both Chairman and Chief Executive Officer of the Company, began his career at the Company serving as a ratings analyst and has served in numerous capacities at the Company over the past three decades. As a result, he brings to the Board a deep understanding of the Company’s business and operations as well as a historical perspective on the Company’s strategy. Since 2005 he has also served as a director of John Wiley & Sons, Inc., which develops, publishes, and sells products in print and electronic media for the educational, professional, scientific, technical, medical, and consumer markets worldwide. This has helped to provide perspective on public company governance issues.

With respect to the continuing directors, the Board has considered the following:

(i)	Mr. Kist served as Chairman of the Executive Board of a major foreign financial services company for a number of years and held various executive officer positions, including president and vice chairman, at a major international bank. Accordingly, Mr. Kist brings to the Board financial expertise, and knowledge of the range of issues facing a large company operating in a regulated industry and a perspective on running a company with international operations;

(ii)	Dr. McKinnell served for five years as the chief executive officer of a public pharmaceutical company with worldwide operations, and prior to that position, served as president, chief operating officer, chief financial officer and executive vice president. As a result of these positions, Dr. McKinnell brings to the Board financial expertise, management experience and leadership skills. In addition, because the pharmaceutical business, like the Company’s, operates in a highly regulated industry, Dr. McKinnell brings to the Board an appreciation of what a complex regulatory environment means for the Company’s operations. Dr. McKinnell has also served as a director of several public companies, contributing to his perspective on corporate governance matters;

(iii)	Mr. Wulff also brings executive officer and financial expertise to the Board. He served as the chairman of a public company for several years. He also was the chief financial officer of a major chemical corporation for five years and, prior to holding that position, served as the company’s vice president and principal accounting officer. In addition, Mr. Wulff served as a partner at a major accounting firm and as a member of the Financial Accounting Standards Board. As a result of these positions, Mr. Wulff brings to the Board significant knowledge of accounting and financial reporting matters in addition to regulatory and senior management experience;

(iv)	Mr. Glauber has knowledge of financial services regulatory matters, acquired through his service as chairman, chief executive officer and president of the National Association of Securities Dealers. Mr. Glauber also served as Under Secretary of the Treasury for Finance, and served as a professor of Finance for 25 years. He therefore brings regulatory experience and insight on public policy issues to the Board;

(v)	Sen. Mack served as Chairman of the Joint Economic Committee for several years during his tenure as a U.S. Senator, and also as a member of the Senate Finance and Senate Banking, Housing and Urban Affairs Committee. Both roles provided Sen. Mack with experience regarding government policy initiatives surrounding the financial services industry. Sen. Mack also was the president and chief executive officer of a Florida bank for five years, complementing his public experience with private sector experience; and

(vi)	Ms. Newcomb brings a history of executive experience at a major international financial services company, where she served as a principal financial officer. She also served for six years as the senior corporate officer of risk management for this same major international financial services company. As a result, Ms. Newcomb brings financial expertise as well as risk management experience to the Board. Furthermore, Ms. Newcomb has served as a director of several public companies, contributing to her perspective on corporate governance matters.

The Board of Directors recommends a vote FOR the election as directors of each of the Class III nominees listed below.

The principal occupation and certain other information (including age as of the date of this Proxy Statement) about the nominees and other directors of the Company whose terms of office continue after the Annual Meeting are set forth below.

DIRECTOR NOMINEES

Class III Directors Whose Terms Expire in 2013

Basil L. Anderson

Director since April 2004

Basil L. Anderson, age 64, is a member of the Audit and Governance and Compensation Committees of the Board of Directors. Mr. Anderson served as Vice Chairman of Staples, Inc., an office products company, from September 2001 until his retirement in March 2006. Prior to joining Staples, Mr. Anderson served as Executive Vice President and Chief Financial Officer of Campbell Soup Company from April 1996 to February 2001. Prior to joining Campbell Soup, Mr. Anderson was with Scott Paper Company where he served in a variety of capacities beginning in 1975, including Vice President and Chief Financial Officer from December 1993 to December 1995. Mr. Anderson currently is a director of Staples, Inc. (1997-present), Becton Dickinson (2004-present), and Hasbro, Inc. (2002-present). He served as director of CRA International Inc. until January 2010.

Darrell Duffie, Ph.D.

Director since October 2008

Darrell Duffie, Ph.D., age 55, is a member of the Audit and Governance and Compensation Committees of the Board of Directors. He is the Dean Witter Distinguished Professor of Finance at Stanford University Graduate School of Business and has been on the finance faculty at Stanford since receiving his Ph.D. from Stanford in 1984. He has authored books and research articles on topics in finance and related fields. Dr. Duffie is a trustee of iShares Trust, and is a director of iShares, Inc. (2008-present), a family of Exchange Traded Funds from Barclays Global Investors, and as a result oversees a total of approximately 200 funds within the fund complex. Dr. Duffie is also a member of The Federal Reserve Bank of New York Financial Advisory Roundtable, the Banff International Research Station Scientific Advisory Board, the Board of The Pacific Institute of Mathematical Sciences, is a Fellow and member of the Council of the Econometric Society, and a Fellow of the American Academy of Arts & Sciences. Dr. Duffie is a member of the Executive Committee and is the immediately past President of the American Finance Association.

Raymond W. McDaniel, Jr.

Director since April 2003

Raymond W. McDaniel, Jr., age 52, has served as the Chairman and Chief Executive Officer of the Company since April 2005 and serves on the International Business Development Committee of the Board of Directors. Mr. McDaniel served as the Company’s President from October 2004 until April 2005 and the Company’s Chief Operating Officer from January 2004 until April 2005. He served as President of Moody’s Investors Service, Inc., a subsidiary of the Company, from November 2001 to August 2007. Mr. McDaniel served as the Company’s Executive Vice President from April 2003 to January 2004, and as Senior Vice President, Global Ratings and Research from November 2000 until April 2003. He served as Senior Managing Director, Global Ratings and Research, of Moody’s Investors Service, Inc. from November 2000 until November 2001 and as Managing Director, International from 1996 to November 2000. Mr. McDaniel currently is a director of John Wiley & Sons, Inc. (2005-present).

CONTINUING DIRECTORS

Class I Directors Whose Terms Expire in 2011

Robert R. Glauber

Director since June 1998

Robert R. Glauber, age 71, is a member of the Audit and Governance and Compensation Committees of the Board of Directors. Mr. Glauber has served as an adjunct lecturer at the John F. Kennedy School of Government at Harvard University since July 2007 and as a senior advisor for Peter J. Solomon Company since November 2006. Mr. Glauber served as a visiting professor at Harvard Law School from January 2009 to June 2009 and from September 2006 to June 2007. Mr. Glauber served as Chairman and Chief Executive Officer of the National Association of Securities Dealers (NASD) from September 2001 to August 2006. From November 2000 to September 2001, Mr. Glauber served as President and Chief Executive Officer of the NASD. From 1992 to October 2000, Mr. Glauber was an adjunct lecturer at the John F. Kennedy School of Government at Harvard University. From 1989 to 1992, Mr. Glauber served as Under Secretary of the Treasury for Finance. Prior to that, Mr. Glauber was a professor of finance at the Harvard Business School. Mr. Glauber currently is a director of Freddie Mac (2006-present) and XL Capital Ltd. (2006-present), and is a trustee of the International Accounting Standards Committee Foundation.

Connie Mack

Director since December 2001

Connie Mack, age 69, is a member of the Audit and Governance and Compensation Committees of the Board of Directors. Since January 2007, Senator Mack has been a partner and senior policy advisor at Liberty Partners of Florida, LLC and continued in these roles as the partnership expanded in January 2010 into Liberty Partners Group, LLC in Washington, DC, a firm which focuses on advocacy strategies at the state and federal levels of government. Senator Mack served as a senior policy advisor at the law firm King & Spalding LLP from February 2005 to December 2009 and at the law firm Shaw Pittman, LLP from February 2001 to February 2005. He was a United States Senator (R-FL) from 1989 to January 2001. While in the Senate, Senator Mack was the Republican Conference Chairman from 1997 to 2001, Chairman of the Joint Economic Committee from 1995 to 1997 and 1999 to 2001, and a member of the Senate Finance and Senate Banking, Housing and Urban Affairs committees. Senator Mack was Chairman of the President’s Advisory Panel on Federal Tax Reform and currently is a director of Darden Restaurants (2001-present), EXACT Sciences Corporation (2001-present), Genzyme Corporation (2001-present), Mutual of America Life Insurance Company (2001-present), the H. Lee Moffitt Cancer Center (2001-present) and American Momentum Bank (2007-present). He served as a director of Spirit Aerosystems until 2008 and of LNR Property until 2005.

Nancy S. Newcomb

Director since February 2005

Nancy S. Newcomb, age 64, is a member of the Audit and Governance and Compensation Committees of the Board of Directors. Ms. Newcomb served as senior corporate officer, risk management, of Citigroup, a financial services company, from May 1998 to April 2004. She served as a customer group executive of Citicorp (the predecessor corporation) from December 1995 to April 1998, and as a division executive, Latin America from September 1993 to December 1995. From January 1988 to August 1993 she was the principal financial officer, responsible for liquidity, funding and capital management. Ms. Newcomb currently is a director of The DIRECTV Group, Inc. (2006-present) and SYSCO Corporation (2006-present).

Class II Directors Whose Terms Expire in 2012

Ewald Kist

Director since July 2004

Ewald Kist, age 66, is Chairman of the International Business Development Committee and is a member of the Audit and Governance and Compensation Committees of the Board of Directors. Mr. Kist was Chairman of ING Groep N.V. (“ING Group”), a financial services company, from 2000 until his retirement in June 2004. Before serving as Chairman of ING Group, Mr. Kist was Vice Chairman from 1999 to 2000 and served as a member of the Executive Board from 1993 to 1999. Prior to the merger of Nationale Nederlanden and NMB Postbank Group to form ING Group in 1992, Mr. Kist served in a variety of capacities at Nationale Nederlanden beginning in 1969, including Chairman from 1991 to 1992, General Management—the Netherlands from 1989 to 1991 and President Nationale Nederlanden U.S. Corporation from 1986 to 1989. Mr. Kist currently is a director of The DSM Corporation (2004-present), Royal Philips Electronics (2004-present), the Dutch National Bank (2004-present) and Stage Entertainment (2007-present).

Henry A. McKinnell, Jr., Ph.D.

Director since October 1997

Henry A. McKinnell, Jr., age 67, is Chairman of the Governance and Compensation Committee, is a member of the Audit Committee and serves as the lead independent director of the Board of Directors. Dr. McKinnell served as Chairman of the Board of Pfizer Inc., a pharmaceutical company, from May 2001 until his retirement in December 2006 and Chief Executive Officer from January 2001 to July 2006. He served as President of Pfizer Inc. from May 1999 to May 2001, and as President of Pfizer Pharmaceuticals Group from January 1997 to April 2001. Dr. McKinnell served as Chief Operating Officer of Pfizer Inc. from May 1999 to December 2000 and as Executive Vice President from 1992 to 1999. Dr. McKinnell currently is a director of Angiotech Pharmaceuticals, Inc. (2008-present). Dr. McKinnell serves as Chairman of the Board of the Accordia Global Health Foundation. He is Chairman Emeritus of the Connecticut Science Center, and is a member of the Academic Alliance for AIDS Care and Prevention in Africa. He served as director of Pfizer Inc. and ExxonMobil Corporation until 2007 and John Wiley & Sons until 2005.

John K. Wulff

Director since April 2004

John K. Wulff, age 61, is Chairman of the Audit Committee and is a member of the Governance and Compensation Committee of the Board of Directors. Mr. Wulff is the former Chairman of the board of Hercules Incorporated, a manufacturer and supplier of specialty chemical products, a position held from December 2003 until Ashland Inc.’s acquisition of Hercules in November 2008. Mr. Wulff was first elected as a director of Hercules in July 2003, and served as interim Chairman from October 2003 to December 2003. Mr. Wulff served as a member of the Financial Accounting Standards Board from July 2001 until June 2003. From January 1996 until March 2001, Mr. Wulff was Chief Financial Officer of Union Carbide Corporation. During his 14 years with Union Carbide, Mr. Wulff also served as Vice President and Principal Accounting Officer from January 1989 to December 1995, and Controller from July 1987 to January 1989. From April 1977 until June 1987, Mr. Wulff was a partner with KPMG and predecessor accounting and consulting firms. Mr. Wulff currently is a director of Celanese Corporation (2006-present), Sunoco, Inc. (2004-present) and Chemtura Corporation (2009-present). He served as a director of Fannie Mae from December 2004 until 2008 and of Hercules Incorporated until 2008 as well.

ITEM 2—APPROVAL OF THE AMENDED AND RESTATED 2001 MOODY’S CORPORATION KEY EMPLOYEES’ STOCK INCENTIVE PLAN

On February 26, 2001, the Board of Directors adopted the 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan (the “2001 Stock Incentive Plan”), which became effective on April 23, 2001, and which provides for grants of stock options and other equity-based awards to key employees and consultants of the Company and its subsidiaries.

On March 22, 2004, the Board of Directors approved the amendment and restatement of the 2001 Stock Incentive Plan, subject to stockholder approval at the 2004 annual meeting, to (i) provide for an increase in the number of shares of Common Stock reserved and made available for distribution under the 2001 Stock Incentive Plan, (ii) limit the total number of shares available for grants of awards other than stock options, and (iii) expand the class of persons eligible to participate by providing that key employees and consultants of the Company and its Affiliates (as defined in the 2001 Stock Incentive Plan), rather than Subsidiaries (as defined in the 2001 Stock Incentive Plan), are eligible to participate in the 2001 Stock Incentive Plan and to provide for certain terms and conditions pursuant to which restricted stock and restricted stock units may be granted. The 2004 amendments to the 2001 Stock Incentive Plan also included expense management and improvements in capital structure as additional criteria upon which the performance goals for a Performance-Based Award (as defined in the 2001 Stock Incentive Plan) may be based. The amended and restated plan was approved by stockholders at the 2004 annual meeting held on April 27, 2004.

In 2005, there was a two-for-one stock split. All numbers related to the 2001 Stock Incentive Plan reflect this split.

On February 20, 2007, the Board of Directors approved the amendment and restatement of the 2001 Stock Incentive Plan in order (i) to reserve and make available for distribution 3,000,000 additional shares for future awards, (ii) to change the limit of the total number of shares available for grants of awards other than stock options and SARs to 8,000,000 shares, and (iii) to incorporate modifications made in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Tax Code”), as related to nonqualified deferred compensation arrangements. The amended and restated plan was approved by stockholders at the 2007 annual meeting held on April 24, 2007.

Proposed Amendment

On December 15, 2009, the Board of Directors approved the amendment and restatement of the 2001 Stock Incentive Plan in order to make a number of changes, including to (i) change the definition of Change in Control to conform to the definition used in other Company incentive plans, (ii) provide greater specificity regarding grants of performance shares, (iii) add to the performance criteria that may be used for performance-based awards, (iv) increase the number of shares that may be issued with respect to awards granted under the 2001 Stock Incentive Plan, (v) eliminate liberal share counting features in determining the number of shares subject to the 2001 Stock Incentive Plan, and (vi) add minimum vesting periods for full value awards and prohibit repricing of options and stock appreciation rights without stockholder approval.

The 2001 Stock Incentive Plan currently has 28,600,000 shares of Common Stock reserved and made available for distribution. As of December 31, 2009, approximately 8,950,000 shares remained available for issuance in connection with future grants under the 2001 Stock Incentive Plan. Of those 8,950,000 shares, only 4,150,000 remained available for issuance as full-value shares.

As a result of the limited number of remaining shares available for new awards under the 2001 Stock Incentive Plan, and the limited number of shares available for grants of awards other than stock options, the Board of Directors believes that it is appropriate at this time to amend and restate the 2001 Stock Incentive Plan in order to reserve and make available for distribution 7,000,000 additional shares for future awards and increase the limit of the total number of shares available for grants of awards other than stock options and SARs to 15,000,000, of which only 11,150,000 will remain available for future grants upon approval of this proposal. The Company has had an equity utilization rate of approximately 1.6% for annual grants since 2007. It is the Company’s current intention to continue making grants at such a rate. In asking stockholders to approve the 2001 Stock Incentive Plan as amended and restated, the stockholders are being asked to approve the material terms of the performance goals that may be used in granting Performance-Based Awards (as defined in the 2001 Stock Incentive Plan) in a manner that will enable the Company to claim a tax deduction for any amount paid by the Company that satisfies the requirements of Section 162(m) of the Tax Code, including the newly added non-financial performance goals. Stockholders are also being asked to extend the ten-year life of the 2001 Stock Incentive Plan in order to provide for a new ten-year period, commencing with the approval of the 2001 Stock Incentive Plan, as amended and restated, by the stockholders at the Annual Meeting.

A copy of the 2001 Stock Incentive Plan is attached to this Proxy Statement as Appendix A. The principal features of the 2001 Stock Incentive Plan, including the amendments thereto, are described below, but such description is qualified in its entirety by reference to the complete text of the plan.

Summary of the Amended and Restated 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan

General. The 2001 Stock Incentive Plan permits the granting of any or all of the following types of awards: (i) stock options, including incentive stock options (“ISOs”) and nonqualified stock options; (ii) stock appreciation rights (“SARs”), including limited stock appreciation rights; (iii) restricted stock; (iv) restricted stock units; (v) performance shares; and (vi) other stock-based awards. After the proposed amendments take effect, the maximum number of shares that may be issued with respect to awards granted under the 2001 Stock Incentive Plan is 35,600,000 (subject to adjustment in accordance with the provisions under the caption “Adjustments Upon Certain Events” below), whether pursuant to ISOs or otherwise.

The 2001 Stock Incentive Plan also is being amended to limit the total number of shares that will be available for grants of unrestricted shares of Common Stock, restricted stock, restricted stock units, performance shares or any Other Stock-Based Awards (as defined in the 2001 Stock Incentive Plan, other than stock options and SARs) to 15,000,000 shares, of which only 11,150,000 will remain available for future grants upon approval of this proposal.

The maximum number of shares with respect to which awards of any and all types may be granted under the 2001 Stock Incentive Plan during a calendar year to any participant is limited, in the aggregate, to 800,000. The aggregate number of shares treated as issued under the 2001 Stock Incentive Plan at any time shall equal only the number of shares issued upon exercise or settlement of an award. However, shares subject to an award under the 2001 Stock Incentive Plan may not again be made available for issuance under the 2001 Stock Incentive Plan if such shares are: (i) shares that were subject to a stock-settled stock appreciation right and were not issued upon the net settlement or net exercise of such stock appreciation right, (ii) shares used to pay the exercise price of an option, (iii) shares delivered to or withheld by the Company to pay the withholding taxes related to an award, or (iv) shares repurchased on the open market with the proceeds of an option exercise. Shares which are subject to awards which terminate, expire, are forfeited or lapse and shares subject to awards settled in cash shall not count as shares issued under the 2001 Stock Incentive Plan and may be utilized again with respect to awards granted under the 2001 Stock Incentive Plan.

Eligibility. Key employees (excluding members of the Governance and Compensation Committee and any person who serves only as a director) of the Company and its Affiliates, who from time to time are responsible for the management, growth and protection of the business of the Company and its Affiliates, and consultants to the Company and its Affiliates, are eligible to participate in the 2001 Stock Incentive Plan. Approximately 900 employees are currently eligible to participate in the 2001 Stock Incentive Plan. Since the adoption of the 2001 Stock Incentive Plan, no award has been granted thereunder to any consultant of the Company, its Subsidiaries or its Affiliates.

Administration. The 2001 Stock Incentive Plan is administered by the Governance and Compensation Committee of the Board of Directors. The Governance and Compensation Committee has the authority to select employees or consultants to whom awards are to be granted, to determine the number of options or other types of awards to be granted to such employees and consultants and to establish the terms and conditions of such awards. The Governance and Compensation Committee has the authority to interpret the 2001 Stock Incentive Plan, to establish, amend and rescind any rules and regulations relating to the 2001 Stock Incentive Plan, and to otherwise make any determination that it deems necessary or desirable for the administration of the 2001 Stock Incentive Plan. Members of the Governance and Compensation Committee are “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, amended (the “Exchange Act”) and “outside directors” within the meaning of Section 162(m) of the Tax Code. The 2001 Stock Incentive Plan provides that if the CEO of the Company is a member of the Board of Directors, the Board of Directors may authorize him or her to grant awards of up to an aggregate of 200,000 shares in each year to participants who are not subject to the rules promulgated under Section 16 of the Exchange Act or “covered employees” as defined in Section 162(m) of the Tax Code, provided that the CEO must notify the Governance and Compensation Committee of any such grants. The Board of Directors has granted Mr. McDaniel, as CEO, this authority with respect to 200,000 shares for 2010 (subject to adjustment in accordance with the provisions under the caption “Adjustments Upon Certain Events” below). In 2008 and 2009, Mr. McDaniel awarded 98,687 and 19,504 shares, respectively, from his annual authorization of 200,000 shares.

Adjustments Upon Certain Events. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, reorganization, recapitalization, merger, consolidation, split-up, spin-off, combination or exchange of stock or other corporate exchange, or any distribution to stockholders of shares of Common Stock other than regular cash dividends, the Governance and Compensation Committee shall adjust the following to the extent necessary to achieve an equitable result: (i) the number or kind of shares or other securities issued or reserved for issuance pursuant to the 2001 Stock Incentive Plan or pursuant to the outstanding awards, (ii) the option price and/or (iii) any other affected terms of such awards. In the event of a Change in Control (as defined in the 2001 Stock Incentive Plan), awards granted under the 2001 Stock Incentive Plan shall accelerate as follows: (i) each stock option and SAR shall become immediately vested and exercisable; (ii) restrictions on awards of restricted stock and restricted stock units that are not performance-based awards shall lapse; and (iii) Other Stock-Based Awards shall become payable in such manner as set forth in the awards agreement.

Stock Options. The 2001 Stock Incentive Plan provides that the option price pursuant to which Common Stock may be purchased shall be determined by the Governance and Compensation Committee, but shall not be less than the fair market value of the Common Stock on the date the option is granted. As of March 1, 2010, the closing price of the Common Stock was $27.17. The term of each option shall be determined by the Governance and Compensation Committee, but no option shall be exercisable more than 10 years after the date of grant. Payment of the purchase price shall be in cash, in shares of Common Stock held for at least six months, partly in cash and partly in such shares, through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate option price for the shares being purchased, or through such other means as shall be prescribed in the award agreement. The Company currently intends that no option granted under the 2001 Stock Incentive Plan shall become exercisable in less than one year from the date of grant. If a participant’s employment terminates by reason of death or disability after the first anniversary of the date of grant, the option shall immediately vest in full and may be exercised during the five years after the date of death or disability or during the remaining stated term of the option, whichever period is shorter. If a participant retires after the first anniversary of the date of grant, the option may be exercised during the shorter of the remaining stated term of the option or five years after the date of retirement, but only to the extent such option was exercisable at the time of retirement or becomes exercisable during such post-retirement exercise period as if the holder of such option were still employed by the Company or an Affiliate. If a participant’s employment terminates for any reason (other than death, disability or retirement after the first anniversary of the date of grant), an unexercised option may be exercised during the period ending 30 days after the date of such termination, but only to the extent such option was exercisable at the time of termination. Notwithstanding the foregoing, the Governance and Compensation Committee may accelerate the vesting of unvested options held by a participant if the participant is terminated without “cause” (as defined by the Governance and Compensation Committee) by the Company.

Stock Appreciation Rights. The Governance and Compensation Committee has the authority under the 2001 Stock Incentive Plan to grant SARs independent of or in connection with stock options. Each SAR granted independently of an option entitles a participant to exercise the SAR in whole or in part and, upon such exercise, to receive from the Company an amount equal to the excess of the fair market value on the exercise date of one share of Common Stock over the exercise price per share, times the number of shares covered by the portion of the SAR so exercised. Each SAR granted in connection with an option or a portion thereof entitles a participant to surrender to the Company the unexercised option, or any portion thereof, and to receive in exchange therefor an amount equal to the excess of the fair market value on the exercise date of one share of Common Stock over the exercise price per share, times the number of shares covered by the option or portion thereof which is surrendered.

No Repricing. No option or stock appreciation right may be repriced, regranted through cancellation, including cancellation in exchange for cash or other awards, or otherwise amended to reduce its option price or exercise price (other than with respect to adjustments made in connection with a transaction or other change in the Company’s capitalization as described in the provisions under the caption “Adjustments Upon Certain Events”) without the approval of the stockholders of the Company.

Other Stock-Based Awards. The Governance and Compensation Committee also has the authority under the 2001 Stock Incentive Plan to grant awards of unrestricted shares of Common Stock, restricted stock, restricted stock units, performance shares and other awards that are valued in whole or in part by reference to, or are otherwise based upon, the fair market value of the Common Stock. The terms and conditions of these Other Stock-Based Awards shall be determined by the Governance and Compensation Committee. The grant, issuance, retention, vesting and/or settlement of shares under any Other Stock-Based Award that is based on performance criteria and level of achievement versus such criteria will be subject to a performance period of not less than twelve months, and the grant, issuance, retention, vesting and/or settlement of shares under any Other Stock-Based Award that is based solely upon continued employment and/or the passage of time may not vest or be settled in full prior to the thirty-sixth month following its date of grant, but may be subject to pro-rata vesting over such period, except that the Governance and Compensation Committee may provide for the satisfaction and/or lapse of all conditions under any such Other Stock-Based Award in the event of the participant’s death, disability or retirement or in connection with a Change in Control.

Performance-Based Awards. Other Stock-Based Awards may be granted in a manner that will enable the Company to deduct any amount paid by the Company under Section 162(m) of the Tax Code (“Performance-Based Awards”). A participant’s Performance-Based Award is based on the attainment of one or more pre-established, objective performance goals established in writing by the Governance and Compensation Committee (i) at a time when the outcome for that performance period is substantially uncertain and (ii) not later than 90 days after the commencement of the performance period to which the performance goal relates, but in no event after 25% of the relevant performance period has elapsed. The performance goals are based upon one or more of the following criteria: (i) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment before or after the cost of capital; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); (xix) return on assets; (xx) accuracy, stability, quality or performance of ratings; and (xxi) customer or investor satisfaction or value survey results. The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its divisions, units, minority investments, partnerships, joint ventures, product lines or products or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Governance and Compensation Committee determines. To the degree consistent with Section 162(m) of the Tax Code, the performance goals may be calculated without regard to extraordinary items or accounting changes. The maximum amount payable pursuant to Performance-Based Awards denominated in cash granted to any one Participant with respect to one fiscal year of the Company shall be $5,000,000. A Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 162(m) and 409A of the Tax Code, elect prior to the commencement of the relevant services or, if the Performance-Based Award constitutes performance-based compensation within the meaning of Section 409A(a)(4)(B)(iii) of the Tax Code and is based on services performed over a period of at least 12 months, at any time but no later than six months before the end of the applicable performance period, to defer payment of a Performance-Based Award until a fixed date or the date of Participant’s separation from service with the Company and its Affiliates (or six months following such separation if required by Section 409A of the Tax Code), as specified in the election to defer.

Restricted Stock and Restricted Stock Units. The 2001 Stock Incentive Plan provides for certain terms and conditions pursuant to which restricted stock and restricted stock units may be granted. Each grant of restricted stock and restricted stock units must be evidenced by an agreement in a form approved by the Governance and Compensation Committee. The vesting of a restricted stock award or restricted stock unit granted under the 2001 Stock Incentive Plan may be conditioned upon the completion of a specified period of employment with the Company or an Affiliate, upon attainment of specified performance goals, and/or upon such other criteria as the Governance and Compensation Committee may determine in its sole discretion. If a participant’s employment terminates by reason of death, disability or retirement after the first anniversary of the date of the award of restricted stock or restricted stock units, the restricted stock or restricted stock units will immediately vest in full and all restrictions on such awards will terminate. If a participant’s employment terminates for any reason other than death, disability or retirement, a participant’s unvested restricted stock and restricted stock units shall be forfeited. Notwithstanding the foregoing, the Governance and Compensation Committee may accelerate the vesting of unvested restricted stock or restricted stock units held by a participant if the participant is terminated without “cause” (as defined by the Governance and Compensation Committee) by the Company.

Except as provided in the applicable agreement, no shares of restricted stock may be assigned, transferred or otherwise encumbered or disposed of by the participant until such shares have vested in accordance with the terms of such agreement. If and to the extent that the applicable agreement so provides, a participant shall have the right to vote and receive dividends on the shares of restricted stock granted to him or her under the 2001 Stock Incentive Plan. Unless otherwise provided in the applicable agreement, any shares received as a dividend on such restricted stock or in connection with a stock split of the shares of restricted stock shall be subject to the same restrictions as the restricted stock. Restricted stock units may not be assigned, transferred or otherwise encumbered or disposed of by the participant until such restricted stock units have vested in accordance with the terms of the applicable agreement. Upon the vesting of the restricted stock unit (unless a deferral election as described in the following sentence has been made), certificates for shares shall be delivered to the participant or his or her legal representative on the last business day of the calendar quarter in which such vesting event occurs or as soon thereafter as practicable, in a number equal to the shares covered by the restricted stock unit. A Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Sections 162(m) and 409A of the Tax Code, elect prior to the grant of the Restricted Stock Unit and the commencement of the relevant services or, if the Restricted Stock Unit constitutes performance-based compensation within the meaning of Section 409A(a)(4)(B)(iii) of the Tax Code and is based on services performed over a period of at least 12 months, at any time but no later than six months before the end of the applicable performance period, to defer receipt of his certificates beyond the vesting date until a fixed date or the date of the Participant’s separation from service with the Company and its Affiliates (or six months following such separation from service if required by Section 409A of the Tax Code), as specified in the election to defer.

Performance Shares. Each grant of Performance Shares shall be evidenced by an agreement providing for the payment of Shares conditioned upon attainment of specified performance goals, in form approved by the Governance and Compensation Committee. Performance Shares may not be assigned transferred or otherwise encumbered or disposed of until the Governance and Compensation Committee has certified the extent to which the applicable performance goals have been met and certified the number of Shares to be paid. The number of Shares so certified shall be delivered to the Participant or his legal representative at such time after the end of the performance period as shall be prescribed in the award agreement. Upon a termination of employment by reason of death, disability or retirement, the participant has such rights, if any, as may be prescribed by the award agreement. Upon a termination of employment for any reason other than death, disability or retirement prior to the end of any applicable performance period, Performance Shares shall be forfeited, unless, subject to the minimum vesting rules described under the caption “Other Stock-Based Awards”, the Governance and Compensation Committee, in its sole discretion, shall determine otherwise.

Amendments to the 2001 Stock Incentive Plan. The 2001 Stock Incentive Plan may be amended by the Board of Directors or the Governance and Compensation Committee, except that no amendment may be made which, without the approval of the stockholders of the Company, would (except as described under the caption “Adjustments Upon Certain Events”) increase the total number of shares reserved for purposes of the 2001 Stock Incentive Plan or change the maximum number of shares which may be granted to any participant, or that otherwise would require stockholder approval under NYSE rules or applicable law. Subject to the foregoing, with respect to participants who reside or work outside of the United States and who are not, and who are not expected to be, “covered employees” (as defined in Section 162(m) of the Tax Code), the Governance and Compensation Committee may amend the terms of the 2001 Stock Incentive Plan or awards granted thereunder in order to conform such terms with the requirements of local law.

Transferability. Awards under the 2001 Stock Incentive Plan are not transferable otherwise than by will or by the laws of descent or distribution, except that the Governance and Compensation Committee may authorize stock options (other than ISOs) to be granted on terms which permit irrevocable transfer for no consideration by the participant to (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, parent-in-law, child-in-law or sibling-in-law, including adoptive relationships, of the participant, (ii) any trust in which these persons have more than 50% of the beneficial interest, (iii) any foundation in which these persons or the participant control the management of assets and (iv) any other entity in which these persons or the participant own more than 50% of the voting interests. In addition, the Governance and Compensation Committee may waive the non-transferability provisions of the 2001 Stock Incentive Plan (except with respect to ISOs) to the extent that such provisions are not required under any law, rule or regulation applicable to the Company.

Effectiveness. The 2001 Stock Incentive Plan, as amended, became effective on December 15, 2009.

Federal Income Tax Consequences. The following is a discussion of certain U.S. federal income tax consequences relevant to participants in the 2001 Stock Incentive Plan who are subject to federal income tax and the Company. It is not intended to be a complete description of all possible tax consequences with respect to awards granted under the 2001 Stock Incentive Plan and does not address state, local or foreign tax consequences.

A participant who is granted a nonqualified stock option will not recognize income at the time the option is granted. Upon the exercise of the option, however, the excess, if any, of the fair market value of the stock on the date of exercise over the option price will be treated as ordinary income to the participant, and the Company will generally be entitled to an income tax deduction in the same year in an amount measured by the amount of ordinary income taxable to the participant. The participant will be entitled to a cost basis for the stock for income tax purposes equal to the amount paid for the stock plus the amount of ordinary income taxable at the time of exercise. Upon a subsequent sale of such stock, the participant will recognize short-term or long-term capital gain or loss, depending upon his or her holding period for such stock.

A participant who is granted an ISO satisfying the requirements of the Tax Code will not recognize income at the time the option is granted or exercised. The excess of the fair market value over the option exercise price is, however, included in determining the participant’s alternative minimum tax as of the date of exercise. If the participant does not dispose of shares received upon exercise of the option for one year after exercise and two years after grant of the option (the “Holding Period”), upon the disposition of such shares the participant will recognize long-term capital gain or loss based on the difference between the option exercise price and the fair market value of shares on the date of disposition. In such event, the Company is not entitled to a deduction for income tax purposes in connection with the exercise of the option. If the participant disposes of the shares received upon exercise of the ISO without satisfying the Holding Period requirement, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise of the option over the exercise price or (ii) the amount realized upon the disposition of such shares over the exercise price. Any further appreciation is taxed as short-term or long-term capital gain, depending on the participant’s holding period. In such event, the Company would be entitled to an income tax deduction in the same year in an amount measured by the amount of ordinary income taxable to the participant.

Upon exercise of a SAR, a participant will recognize taxable income in the amount of the aggregate cash received. A participant who is granted unrestricted shares will recognize ordinary income in the year of grant equal to the fair market value of the shares received. In either such case, the Company will be entitled to an income tax deduction in the amount of such income recognized by the participant. A participant will not recognize any income at the time an award of restricted stock, restricted stock units or performance shares is granted, nor will the Company be entitled to a deduction at that time. In the year in which restrictions on shares of restricted stock lapse, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of vesting over the amount, if any, the participant paid for the shares. A participant may, however, elect within 30 days after receiving an award of restricted stock to recognize ordinary income in the year of receipt of the award, instead of the year of vesting, equal to the excess of the fair market value of the shares on the date of receipt over the amount, if any, the participant paid for the shares. Similarly, upon the vesting of restricted stock units and performance shares, the participant will recognize ordinary income in an amount equal to the fair market value of the shares received. With respect to awards of restricted stock, restricted stock units and performance shares, the Company will be entitled to a tax deduction at the same time and in the same amount as the participant recognizes income.

Section 162(m). The 2001 Stock Incentive Plan allows certain ISOs, nonqualified stock options, SARs and Other Stock-Based Awards to be treated as qualified performance-based compensation under Section 162(m) of the Tax Code. However, the Company may, from time to time, award compensation that is not deductible under Section 162(m) of the Tax Code.

Other. The amounts that will be received by participants in the future under the 2001 Stock Incentive Plan are not yet determinable, as awards are at the discretion of the Governance and Compensation Committee. The numbers of shares subject to options which were awarded in 2009 under the Company’s key employees’ stock incentive plans to each of the five executive officers named in the Summary Compensation Table are set forth in the table entitled “Grants of Plan-Based Awards Table,” which follows the Summary Compensation Table.

The Board of Directors recommends a vote FOR the approval of the Amended and Restated 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan and approval of the material terms of the performance goals set forth therein.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth, as of December 31, 2009, certain information regarding the Company’s equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	20,140,004	(1)	$37.26	12,503,577	(2)
Equity compensation plans not approved by security holders	—		$0.00	—
Total	20,140,004		$37.26	12,503,577

(1)	Includes 13,517,699 options outstanding under the 2001 Stock Incentive Plan, 6,492,705 options outstanding under the 1998 Key Employees’ Stock Incentive Plan, and 129,600 options outstanding under the 1998 Directors Plan.
(2)	Includes 8,950,298 shares available for issuance as options, stock appreciation rights or other stock-based awards under the 2001 Stock Incentive Plan and 199,725 shares available for issuance as options, shares of restricted stock or performance shares under the 1998 Directors Plan, and 3,353,554 shares available for issuance under the Company’s Employee Stock Purchase Plan. No new grants may be made under the 1998 Stock Incentive Plan, which expired by its terms in June 2008.

ITEM 3—APPROVAL OF THE 2004 MOODY’S CORPORATION COVERED EMPLOYEE CASH INCENTIVE PLAN, AS AMENDED

On February 24, 2004, the Board of Directors adopted the 2004 Moody’s Corporation Covered Employee Cash Incentive Plan, as amended (the “2004 Cash Incentive Plan”), which provides for performance-based cash incentives to members of senior management whose compensation may be subject to the limitations on tax deductions imposed by Section 162(m) of the Tax Code. On December 15, 2009, the Board of Directors adopted an amendment to the 2004 Cash Incentive Plan. Stockholder approval of the 2004 Cash Incentive Plan is being sought in order to approve the amendment and to ensure favorable treatment under the Tax Code. Stockholder approval will ensure that compensation awarded under the 2004 Cash Incentive Plan can qualify as “performance-based” compensation under Section 162(m) of the Tax Code.

Proposed Amendment

The amendment to the 2004 Cash Incentive Plan will change the definition of “Change in Control” to conform to the definition used in other Company incentive plans, add additional performance criteria that can be used in establishing performance goals with respect to cash incentives, and establish the maximum amount of an award to any participant with respect to a multi-year performance period, all of which are more fully described in Summary of the 2004 Cash Incentive Plan below. In asking stockholders to approve the amendment to the 2004 Cash Incentive Plan, the stockholders are being asked to approve the material terms of the performance goals that may be used in granting performance-based awards (as described in the 2004 Cash Incentive Plan) in a manner that will enable the Company to claim a tax deduction for any amount paid by the Company that satisfies the requirements of Section 162(m) of the Tax Code, including the newly added nonfinancial performance goals.

A copy of the 2004 Cash Incentive Plan as amended is attached to this Proxy Statement as Appendix B. The principal features of the 2004 Cash Incentive Plan are described below, but such description is qualified in its entirety by reference to the complete text of the plan.

Summary of the 2004 Cash Incentive Plan

Eligibility and Participation; Maximum Award. The Governance and Compensation Committee selects participants from among the “Covered Employees” (as defined in Section 162(m) of the Tax Code and the Treasury Regulations promulgated thereunder) of the Company and its subsidiaries who are in a position to have a material impact on the results of the operations of the Company or its subsidiaries. It is anticipated that between five and seven executives will participate in the 2004 Cash Incentive Plan each year. Awards are payable in cash, and the maximum award payable to any participant with respect to a performance period of one calendar year or less shall be $5,000,000. The maximum amount of an Award to any Participant with respect to a multi-year performance period shall be the product of $5,000,000 multiplied by the number of years in the performance period. The maximum award was set above the Company’s anticipated award levels for executives consistent with the Section 162(m) regulations in order to allow the Governance and Compensation Committee “negative discretion” in determining actual bonus payouts while preserving the deductibility of those awards.

Administration. The Governance and Compensation Committee selects participants, determines the size and terms of awards and the time when awards will be granted and the performance period to which they relate, establishes performance objectives and certifies when and whether such performance objectives are achieved, all in accordance with Section 162(m) of the Tax Code. The Governance and Committee also has the authority to interpret the plan, to establish, amend and rescind any rules and regulations relating to the 2004 Cash Incentive Plan, and to make any determinations that it deems necessary or desirable for its administration. Members of the Governance and Compensation Committee are “outside directors” as defined in the regulations under Section 162(m) of the Tax Code and may not participate in the plan.

Performance Goals. A participant’s award is based on the attainment of one or more pre-established, objective performance goals established in writing by the Governance and Compensation Committee, for a performance period established by the Governance and Compensation Committee (i) at a time when the outcome for that performance period is substantially uncertain and (ii) not later than 90 days after the commencement of the performance period to which the performance goal relates, but in no event after 25% of the relevant performance period has elapsed. The performance goals, which must be objective, are based upon one or more of the following criteria: (i) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment before or after the cost of capital; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); (xix) return on assets; (xx) accuracy, stability, quality or performance of ratings; and (xxi) customer or investor satisfaction or value survey results. The foregoing criteria may relate to the Company, one or more of its subsidiaries, divisions, units, partnerships, joint ventures or minority investments, product lines or products or any combination of the foregoing, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the Governance and Compensation Committee determines. To the degree consistent with Section 162(m) of the Tax Code, the performance goals may be calculated without regard to extraordinary or unusual items.

Payment. The Governance and Compensation Committee determines whether the applicable performance goals have been met and certifies in writing and ascertains the amount of the cash award. In determining actual payments under the 2004 Cash Incentive Plan, the Governance and Compensation Committee may exercise negative discretion based on such objective or subjective criteria as it determines appropriate for purposes of awarding cash incentives that are less than the amount determined under the foregoing pre-established, objective performance criteria. The award will be paid to a participant at a time determined by the Governance and Compensation Committee in its sole discretion after the completion of the performance period.

Change in Control. If a participant’s employment is actually or constructively terminated during a given performance period and a “Change in Control” (as defined in the 2004 Cash Incentive Plan) shall have occurred within the 365 days immediately preceding the date of such termination, then regardless of whether such amounts are deductible, such participant will receive, promptly after his or her termination date, payment pursuant to his or her award for the affected performance period as if the performance goals for such performance period had been achieved at 100%. A “Change in Control” means the occurrence of a change in ownership of Moody’s Corporation, a change in effective control of Moody’s Corporation, or a change in ownership of a substantial portion of the assets of Moody’s Corporation, all as determined pursuant to the regulations issued under Section 409A of the Tax Code.

Amendment. The 2004 Cash Incentive Plan may be amended or discontinued by the Board of Directors or the Governance and Compensation Committee, except that no amendment may be made that would impair any of the rights or obligations under any award theretofore granted to a participant under the plan without his or her consent. Following a “Change in Control,” the change in control provisions of the plan may not be amended.

Effectiveness. The 2004 Cash Incentive Plan, as amended, became effective on December 15, 2009.

Additional Information. The amounts that will be received by participants under the 2004 Cash Incentive Plan are not yet determinable as awards are at the discretion of the Governance and Compensation Committee, and payments pursuant to such awards depend on the extent to which established performance goals are met.

The Board of Directors recommends a vote FOR the approval of the 2004 Moody’s Corporation Covered Employee Cash Incentive Plan, as amended, and approval of the material terms of the performance goals set forth therein.

ITEM 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee appointed KPMG LLP as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2010. KPMG LLP audited the consolidated financial statements of the Company for the year ending December 31, 2009.

As a matter of good corporate governance, the Audit Committee has requested the Board of Directors to submit the selection of KPMG LLP to stockholders for ratification. If the appointment of KPMG LLP is not ratified by stockholders, the Audit Committee will re-evaluate its selection and will determine whether to maintain KPMG LLP as the Company’s independent registered public accounting firm or to appoint another independent registered public accounting firm. A representative of KPMG LLP is expected to be present at the Annual Meeting. Such representative will have the opportunity to make a statement if he so desires and is expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2010.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit Fees

The aggregate fees for professional services rendered for (i) the integrated audit of the Company’s annual financial statements for the years ended December 31, 2009 and 2008, (ii) the review of the financial statements included in the Company’s Reports on Forms 10-Q and 8-K, and (iii) statutory audits of non-U.S. subsidiaries, were approximately $1.8 million and $1.8 million in 2009 and 2008, respectively. These fees included amounts accrued but not billed of $1.3 million and $0.9 million in 2009 and 2008, respectively.

Audit-Related Fees

The aggregate fees billed for audit-related services rendered to the Company were approximately $0.1 million and $0.2 million for the years ended December 31, 2009 and 2008, respectively. Such services included employee benefit plan audits and consultations concerning financial accounting and reporting standards.

Tax Fees

The aggregate fees billed for professional services rendered for tax services rendered by the auditors for the years ended December 31, 2009 and 2008 were $6,900 and $0, respectively.

All Other Fees

The aggregate fees billed for all other services rendered to the Company by KPMG LLP for the year ended December 31, 2009 was $0 and $0.3 million for the year ended December 31, 2008, primarily relating to accounting and payroll services prior to their appointment as the Company’s independent auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the number of shares of Common Stock beneficially owned as of December 31, 2009 by (i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock (the “Company’s 5% Owners”), (ii) each director and nominee for director of the Company, (iii) each named executive officer listed in the Summary Compensation Table below (the “Named Executive Officers” or “NEOs”), and (iv) all directors and executive officers of the Company as a group. Stock ownership information is based on (a) the number of shares of Common Stock held by directors and executive officers as of December 31, 2009 (based on information supplied to the Company by them), calculated in accordance with SEC rules, and (b) the number of shares of Common Stock held by the Company’s 5% Owners, based on information filed with the SEC by the Company’s 5% Owners. Unless otherwise indicated and except for the interests of individuals’ spouses, the stockholders listed below have sole voting and investment power with respect to the shares indicated as owned by them. Percentages are based upon the number of shares of Common Stock outstanding on December 31, 2009, and, where applicable, the number of shares of Common Stock that the indicated person or group had a right to acquire within 60 days of such date. The table also sets forth ownership information concerning “Stock Units,” the value of which is measured by the price of the Common Stock. Stock Units do not confer voting rights and are not considered “beneficially owned” shares under SEC rules.

Name	Aggregate Amount of Shares Beneficially Owned(1)		Stock Units(2)	Percentage of Shares Outstanding
Mark E. Almeida	418,470	(3)	—	*
Basil L. Anderson	15,617		10,936	*
Darrell Duffie	6,092		—	*
Robert R. Glauber	41,990		1,625	*
John J. Goggins	335,335		—	*
Linda S. Huber	237,234		—	*
Ewald Kist	14,485		—	*
Connie Mack	31,245	(4)	—	*
Michel Madelain	141,699		—	*
Raymond W. McDaniel, Jr.	1,568,768	(5)	—	*
Henry A. McKinnell, Jr.	90,442		1,628	*
Nancy S. Newcomb	12,919		—	*
John K. Wulff	22,617		13,564	*
All current directors and executive officers as a group (17 persons)	3,236,970		27,753	1.4%

Name	Aggregate Amount of Shares Beneficially Owned(1)		Stock Units(2)	Percentage of Shares Outstanding
Berkshire Hathaway, Inc.	31,814,610	(6)(7)	—	13.4%
Warren E. Buffett, OBH, Inc., GEICO Corporation, Government Employees Insurance Company and National Indemnity Company 3555 Farnam Street Omaha, Nebraska 68131
Davis Selected Advisers, L.P.	19,190,081	(8)	—	8.1%
2949 East Alvira Road, Suite 101 Tucson, Arizona 85706
Capital Research Global Investors	24,375,000	(9)	—	10.3%
333 South Hope Street Los Angeles, California 90071
Capital World Investors	19,083,000	(10)	—	8.1%
333 South Hope Street Los Angeles, California 90071
FMR LLC	25,146,449	(11)	—	10.6%
82 Devonshire Street Boston, Massachusetts 02109

*	Represents less than 1% of the outstanding Common Stock.
(1)	Includes the maximum number of shares of Common Stock that may be acquired within 60 days of December 31, 2009, upon the exercise of vested stock options as follows: Mr. Almeida—325,498; Mr. Anderson—0; Dr. Duffie—0; Mr. Glauber—18,000; Mr. Goggins—304,864; Ms. Huber—209,712; Mr. Kist—0; Senator Mack—18,000; Mr. Madelain—117,760; Mr. McDaniel—1,403,538; Dr. McKinnell—36,000; Ms. Newcomb—0; and Mr. Wulff—0; and all current directors and executive officers as a group—2,695,301. Also includes the following shares of restricted stock over which the Named Executive Officers and directors had voting (but not dispositive) power as of December 31, 2009: Mr. Almeida—6,410; Mr. Anderson—7,075; Dr. Duffie—5,533; Mr. Glauber—7,075; Mr. Goggins—6,663; Ms. Huber—12,229; Mr. Kist—7,075; Senator Mack—7,075; Mr. Madelain—3,563; Mr. McDaniel—29,058; Dr. McKinnell—7,075; Ms. Newcomb—7,075; and Mr. Wulff—7,075; and all current directors and executive officers as a group—131,417.
(2)	Consists of stock units (payable to non-management directors after retirement), the value of which is measured by the price of the Common Stock, received under various non-management director compensation arrangements of the Company and its predecessor. These units do not confer voting rights and are not considered “beneficially owned” shares of Common Stock under SEC rules. Additional stock units accrue over time to reflect the deemed reinvestment of dividends.
(3)	This amount includes 1,000 shares of Common Stock owned by the estate of Patricia M. Almeida.
(4)	This amount includes 484 shares of Common Stock owned by the Priscilla Mack Trust.
(5)	This amount includes 2,000 shares of Common Stock owned by Mr. McDaniel’s spouse.
(6)	As set forth in the Schedule 13G/A jointly filed with the SEC on February 16, 2010 by Warren E. Buffett, Berkshire Hathaway Inc., OBH, Inc., GEICO Corporation, Government Employees Insurance Company and National Indemnity Company, (a) each of Mr. Buffett, Berkshire Hathaway Inc., OBH, Inc. and National Indemnity Company had shared voting power and shared dispositive power with respect to 31,814,610 shares reported in such Schedule 13G/A and (b) each of GEICO Corporation and Government Employees Insurance Company had shared voting power and shared dispositive power with respect to 15,719,400 of such 31,814,610 shares.
(7)	This address is listed in the Schedule 13G/A jointly filed with the SEC on February 16, 2010 as the address of each of Mr. Buffett, Berkshire Hathaway Inc. and OBH, Inc. The address of National Indemnity Company is listed as 3024 Harney Street, Omaha, Nebraska 68131; and the address of GEICO Corporation and Government Employees Insurance Company is listed as 1 GEICO Plaza, Washington, D.C. 20076.
(8)	A Schedule 13G/A filed by Davis Selected Advisers, L.P. (“Davis”) with the SEC on February 12, 2010 reported that Davis, a registered investment adviser, had sole voting power with respect to 15,939,299 of such 19,190,081 shares.

(9)	A Schedule 13G/A filed by Capital Research Global Investors (“Capital Re”) with the SEC on February 9, 2010 reported that Capital Re had sole voting power with respect to 7,221,500 of such 24,375,000 shares.
(10)	A Schedule 13G filed by Capital World Investors (“Capital World”) with the SEC February 10, 2010 reported that Capital World had sole voting power with respect to 10,473,000 of such 19,083,000 shares.
(11)	A Schedule 13G/A filed by FMR LLC with the SEC on February 10, 2010 reported that, as of January 31, 2010, FMR LLC had sole voting power with respect to 2,348,980 of such 25,146,449 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the SEC reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the Common Stock and other equity securities of the Company. As a practical matter, the Company assists its directors and executives by monitoring transactions and completing and filing reports on their behalf.

Based solely on the Company’s review of copies of such reports furnished to the Company and written representations that no other reports are required, the Company believes that all of its officers and directors and those greater-than-10% stockholders that filed any reports filed all of such reports on a timely basis during the year ended December 31, 2009, with the exception of a report filed on October 20, 2009 on behalf of Dr. McKinnell reporting the acquisition of 10,000 shares pursuant to the exercise of stock options (which were scheduled to expire on December 21, 2009) on September 29, 2009. Dr. McKinnell has not sold any of the shares he acquired pursuant to the September  29, 2009 transaction, as of the date of this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

Moody’s understands that it needs to foster and maintain a strong leadership team with capable and experienced people in order to achieve long-term success. Towards that aim, the Company has developed an executive compensation program that is designed to link compensation to performance, align rewards with stockholder value, and provide a competitive compensation package that will assist in the retention and motivation of a senior management team with the collective and individual abilities to meet the challenges of today’s demanding environment. These objectives should be attainable without incentivizing executives to take excessive risk. For that reason, the Company has designed a program whereby awards have multiple time horizons with a significant component relating to long-term Company performance.

This discussion and analysis should serve as a guide to the executive compensation program and seeks to explain the decisions made for fiscal year 2009 with respect to Raymond W. McDaniel, Jr., the Chairman and Chief Executive Officer (referred to as the “CEO”), and the other executive officers named in the Summary Compensation Table on page 42 (together with the CEO, referred to as the “Named Executive Officers” or “NEOs”).

Moody’s financial performance for 2009 was better than had been anticipated early in the year. However, the Company continued to confront significant obstacles in 2009 as the recession impacted the Company’s business globally. Following the events in the credit markets over the last two years, MIS and other credit rating agencies were the subject of intense scrutiny, increased regulation, ongoing investigation, and civil litigation.

Yet, despite the continued challenging market conditions, Moody’s full-year results reflected gradual improvement of credit markets throughout 2009. For the full year 2009 revenue totaled $1,797.2 million, an increase of 2% from $1,755.4 million for 2008. Operating income of $687.5 million declined 8% from $748.2 million for the full-year 2008. In light of the fact that (i) the Company’s annual revenue modestly increased, and (ii) revenue, operating income and earnings per share (“EPS”) all materially surpassed budgeted goals, incentive compensation increased in 2009. However, incentive compensation remained below target on average Company-wide due to absolute declines in operating income and EPS. For the NEOs (all of whom were NEOs in 2008 as well) cash incentive awards ranged from approximately 15% below to 30% above target, increasing on average by approximately 270% as compared to 2008 awards. This increase was due to the annual cash incentive plan funding at target in 2009 and not funding at all in 2008. In 2008, the NEOs instead received relatively smaller discretionary cash awards.

In addition, the grant date fair value of the long-term equity incentive award granted to the CEO in February 2009 was approximately 14.3% lower than 2008 award value, and those awarded to the NEO group (excluding the CEO) in February 2009 were, on average, approximately 6.8% lower than 2008 award values, as severe disruptions in the credit markets in 2008 were reflected in the value of 2009 equity compensation. Determination of these awards was based not only on individual performance, but also the affordability and the availability of shares to make these grants.

It is critical for the Company to retain and motivate strong leadership with the ability to manage the business during this challenging time and evolve its practices as changes in the market’s landscape warrant. With this in mind, the Governance and Compensation Committee (the “Committee”) made changes to the compensation structure in 2009 in response to the altered market conditions, modifying the metrics in the annual incentive plan. In addition, target goals under the plan were set at aggressive levels. Effectively, if budgeted goals were met, the NEOs would only receive one-half of their target annual incentive. These changes are discussed more extensively below.

THE ROLE OF THE GOVERNANCE AND COMPENSATION COMMITTEE, ITS CONSULTANT AND MANAGEMENT

The Committee, which is comprised entirely of independent directors, has responsibility for oversight of the Company’s compensation program and has final authority for evaluating and setting compensation for NEOs. To assist in this process, it considers recommendations made by the CEO (except with respect to his own compensation) and uses market data and analyses that the Committee’s compensation consultant provides in order to help formulate target compensation levels. Hewitt Associates was appointed by the Committee to serve as its compensation consultant for 2009.

The consultant conducted its annual comparison of the elements of Moody’s executive compensation structure and practices to those of the Company’s peer group, as set forth below, and the broader financial services industry. Based on its review, the consultant concluded that the compensation program structure is consistent with industry practices. However, the consultant suggested certain changes be made in response to evolving market conditions. The Committee considered these suggestions and ultimately agreed with the consultant’s recommendations and implemented the suggestions. These changes are discussed below.

PHILOSOPHY OF THE EXECUTIVE COMPENSATION PROGRAM

Moody’s executive compensation program is designed to:

•	link a substantial part of each executive’s compensation to the achievement of the Company’s financial and operating objectives and to the individual’s performance;

•	align executives’ rewards with changes in the value of stockholders’ investments; and

•	provide a competitive total compensation package that will assist in the retention of the Company’s executives and motivate them to perform at a superior level.

Linking annual compensation to performance

Moody’s awards the NEOs with annual cash incentive compensation based on the Company’s performance against financial objectives specified at the beginning of the performance year and an evaluation of individual non-financial accomplishments and performance during that year. Company performance determines the overall funding of the incentive pool that will be distributed to the NEOs. In addition, each NEO’s individual performance is evaluated based on a list of annual objectives to determine the actual individual payout.

Aligning rewards with stockholder value

The executive compensation program is designed to align rewards with stockholder value. The Committee determined that long-term equity awards for members of senior management, including the NEOs, would be comprised solely of stock options in 2009. This change initially was made in 2008 so that management would not be rewarded until there is a recovery in the Company’s stock price. The Committee believed that using only stock options would more strongly align the executives’ long-term compensation with the interests of stockholders, while the potential for stock price appreciation would serve as a strong retention tool.

While the Committee believes the 2009 compensation structure was effective in meeting its goals, in a continuing effort to align compensation with performance, and to focus on both customer and stockholder interests and issues, the Committee determined that beginning in 2010, three year performance shares would be added as a component of senior management’s compensation, thereby decreasing the percentage that stock options represent of the overall mix. The targeted long-term equity award mix will be 40% options and 60% performance shares for 2010. The total target dollar value of equity (options and performance shares) will increase by approximately 25% in 2010, as compared to 2009. The performance shares will be earned following the completion of a three year performance period if certain performance goals are met or exceeded. For the calendar years 2010-2012 performance period, these performance thresholds will be based on the Company’s EPS, MIS’s ratings performance, and MA’s sales growth. The weights of these metrics vary depending on each NEO’s role and responsibilities.

Providing a competitive total compensation package

Peer and Market Review. In an effort to provide a competitive compensation package, the Committee annually reviews the structure of the program and targets compensation levels by first comparing data to that of a group of select peer companies.

In response to the expanding nature of the Moody’s business, and changes in the business or existence of peers, the Committee revised the peer group in 2008 with the assistance of its compensation consultant, to more accurately reflect the companies with which Moody’s competes for business and executive talent. This revised group, also used in 2009 (with the exception of one entity that is no longer a stand-alone entity), reflects the companies against which Moody’s financial performance is measured, as it includes firms that provide analytics products and services in addition to credit risk analysis, company and industry credit research and business information services. The 2009 peer group companies listed below have comparable median revenue (peer group median equaled $1.475 billion), number of employees (peer group median equaled 3,445) and market capitalization (peer group median equaled $3.618 billion):

AllianceBernstein	FactSet Research Systems Inc.	Morningstar
BlackRock Inc.	Fair Isaac Corporation	NASDAQ OMX Group Inc.
CME Group Inc.	Federated Investors, Inc.	NYSE Euronext
Corporate Executive Board Company	Franklin Resources, Inc.	RiskMetrics Group Inc.
Dun & Bradstreet Corp.	Interactive Data Corporation	Thomson Reuters Corp.
Eaton Vance Corp.	Invesco Ltd.	Verisk Analytics, Inc.
Equifax Inc.	The McGraw-Hill Companies, Inc.

In addition to reviewing compensation practices and pay levels within the Company’s peer group, the Committee looks at the broader financial services industry’s compensation data furnished by the consultant. This additional compensation data is based on survey data from 33 companies and is used only for reference when evaluating pay for the Company’s NEOs. The compensation consultant provided the Committee with total compensation data from these comparison groups along with analysis of each element of compensation.

The comparison groups’ information is reviewed in quartile ranges, generally targeting the 50th to 75th percentile range for total compensation. The Company has found that using a range and taking a broader approach to these figures, instead of targeting a specific percentage, allows for flexibility based on actual yearly performance, market conditions and the unique nature of Moody’s business. It has also found that using this particular 50th to 75th percentile range has allowed the Company to retain key talent and remain competitive in the marketplace. The Company does not benchmark discrete elements of compensation against a subset of the peer group.

This range serves as just one of the reference points when establishing targeted total compensation. The Committee also reviews each NEO’s skills, experience, tenure and performance during the prior year. These factors contribute to variations in actual and target compensation levels. Based on the Committee’s analysis of the above, and consideration of a recommendation from the CEO (other than with respect to his own compensation), the Committee establishes a targeted total compensation level for each NEO that it believes is competitive.

The Committee periodically benchmarks benefits and perquisites and believes benefits to be in line with market practice and perquisites to be below current market practice. Moody’s does not provide perquisites or other personal benefits with an aggregate value of $10,000 or more to its executives, including the NEOs (other than for one non-U.S. NEO, as disclosed in footnote 6 of the Summary Compensation Table on page 42).

In 2009, the targeted total compensation opportunity in aggregate for the NEO group was at the median as compared to the peer group and financial services group comparative data. The Committee believes this was appropriate because the companies within the peer group and financial services group faced similar macroeconomic challenges. Actual total compensation payments were at the median target total compensation as compared to both the peer group and the broader financial services group.

ELEMENTS OF MOODY’S COMPENSATION PROGRAM AND 2009 COMPENSATION UNDER THE PROGRAM

Moody’s executive compensation program consists of three primary components:

•	Base salary;

•	An annual cash incentive award opportunity; and

•	Long-term equity incentive compensation.

Weighting of Elements—Fixed versus “At Risk” compensation

The Company did not have a target weight for each element of compensation in 2009. Instead, the Company reviewed data from its peer group and the broader financial services market and, based on that data, determined what level of the total compensation package should be “at risk” and what level should be fixed in the form of salary. The Committee concluded that approximately 20% to 30% of total compensation should be fixed and approximately 70% to 80% should be at risk in 2009.

Base salary

Base salary is intended to provide a level of pay that is appropriate given professional status, job content, market value, accomplishments and internal equity. In 2009, base salary represented approximately 25% of the aggregate of total compensation for the NEO group. The Company generally set base salaries for each NEO between the 50th and 75th percentile salary of executives in similar positions within the peer group or the broader financial services market.

The Committee determined that it was appropriate to maintain the same salary for Mr. McDaniel as he received in 2007 and 2008. The Committee also determined that the other NEOs’ salaries should remain unchanged from 2008. The base salaries paid to the NEOs during 2009 are reported in the Summary Compensation Table on page 42.

Annual cash incentive awards

In 2009, the overall funding of incentives was based on the Company’s financial performance against targets higher than annual budget. The allocation of bonuses to each of the NEOs reflects performance against financial and non-financial individual objectives. These awards are intended to reward performance and assist in retention and motivation of management. Award payouts are finalized at the Committee’s February meeting following the performance year in question and actual payouts are made typically at the beginning of March.

The awards customarily are made under the 2004 Plan, which was approved by stockholders in 2004 and is being presented to stockholders for approval again this year. The 2004 Plan outlines the performance measures the Committee can use to determine funding for the annual incentive awards and is structured to provide compensation that can meet the performance-based compensation criteria under Section 162(m) of the Internal Revenue Code. There is not a predetermined aggregate dollar amount for the 2004 Plan funding pool. Instead, it is funded by the Company’s performance achievement against pre-set targets. For 2009, funding for the 2004 Plan, and therefore award opportunities for NEOs, was based on Company operating income and EPS goals relative to target and reflects adjustments for legacy tax and restructuring activities that were agreed to at the times the financial goals were set. Company operating income and EPS goals were selected in order for bonus payouts to reflect achievement against budgeted expectations for profitability. Because the NEOs had varying degrees of control over each metric, the weighting of these measures varied among the NEOs. Incentives for Messrs. McDaniel and Goggins and Ms. Huber were funded 50% based on Company operating income results and 50% based on EPS results. Incentives for Messrs. Madelain and Almeida were funded 75% based on Company operating income results and 25% based on EPS results.

The Company operating income and EPS goals under the 2004 Plan for 2009 were $720.8 million and $1.66, respectively. The Company actually achieved an operating income of $706.6 million and an EPS of $1.71, including pre-agreed adjustments for legacy tax and restructuring activities. As was previously mentioned, for 2009, performance in line with the Company’s budget projections for operating income and EPS would result in a bonus funding of 50% rather than 100% of target. This was decided because the projected budget showed a decline in revenue, operating income, and EPS, and the Committee did not want to reward individuals at 100% funding for achieving performance goals significantly below the prior year. In addition, for 2009, to limit the risk of delivering excessive bonuses, the maximum incentive funding was reduced to 150% of target, versus 200% of target from prior years. For the 2010 plan year, maximum incentive funding will be returned to 200% of target and achievement of budgeted operating income and EPS will result in bonus funding of 100% of target.

New for 2009, the Committee added an investor satisfaction survey (performed by an outside consulting firm) modifier to the NEOs’ annual cash incentive program. This modifier will adjust the total funding of the program upward or downward based on achievements versus the Company’s customer value goals. The Company’s goals for 2009 were to improve the positive investor impressions of Moody’s products and services and to reduce the less favorable investor impressions of Moody’s products and services compared to baseline investor impressions measured in 2008.

The plan design, together with the size of the annual cash incentive award opportunity, ensures that a significant portion of each NEO’s cash compensation is “at risk”, meaning it varies year to year based on Company performance. In the case of the NEOs whose overall annual cash compensation may exceed $1 million, an overall performance goal is established so that their award payouts are attributable to and dependent upon satisfaction of such performance goal, and will be deductible by the Company under the federal income tax laws. Subject to the NEO’s satisfaction of his performance goal, the Committee retains the discretion to set individual award payouts under the 2004 Plan. For that reason, and after considering the recommendation of the CEO (except with respect to his award), the Committee may apply a negative adjustment to the award amount determined by satisfaction of the Company’s performance targets, resulting in actual 2004 Plan awards deviating from the performance achievement award level. Each NEO has a target award amount, a maximum award amount and an actual award payout.

In addition to corporate performance, each of the NEOs had individual performance goals that were evaluated when determining their actual annual incentive award payouts. The Committee determined, based on Mr. McDaniel’s achievement of positioning the Company for future growth, which included effective interaction with regulatory representatives around the world, progress on diversity and inclusion efforts and improvements in the annual employee survey, to pay him approximately 96% of his target cash bonus award. The Committee decided to grant Ms. Huber a cash bonus award in an amount slightly above her target amount. This was because Ms. Huber’s responsibilities in 2009 covered not only the Company’s Finance function, but also Corporate Communications, Investor Relations and Corporate Development. She led the Company’s effort to reduce debt, exercise effective expense control to fund investments, oversaw the relocation of Moody’s London office, organized hundreds of meetings with current and potential investors through Investor Relations, implemented the restructuring initiative in the first quarter of 2009, and was able to successfully navigate a challenging market, in particular with regards to external and media communications. Mr. Almeida received approximately 84% of his target bonus. This is because the Committee determined that while Moody’s Analytics had a somewhat challenging year, in recognition of his work to stabilize and begin to rebuild sales momentum throughout 2009, to integrate existing software offerings with those acquired through an overseas acquisition, to contribute to a growing pipeline of products, and to support MIS’s efforts to restore its rating quality and reputation via MA’s contacts and relationships with the institutional investor community, such an award was merited. In acknowledgement of Mr. Madelain’s extensive work in restoring confidence in Moody’s ratings, and for the progress he helped to make in developing and publishing multiple new methodologies, repositioning bank ratings, and creating positive differentiation in a number of sectors, the Committee decided to award Mr. Madelain approximately 94% of his target cash bonus award. The Committee also recognized that Mr. Goggins had an extraordinarily challenging year in light of many litigation, compliance and regulatory issues. Because of Mr. Goggins’ management of litigation and government investigations, oversight of the implementation of and compliance with numerous new regulations applicable to MIS, and his support of MIS and MA business development initiatives, the Committee determined that he would receive an amount above his target, as shown in the table and described below.

This year’s Company financial performance resulted in funding for the NEOs under the 2004 Plan, with the resulting annual cash incentive awards as shown in the table below:

Name	Target Cash Bonus Under 2004 Plan	Maximum Cash Bonus Under 2004 Plan	Actual Cash Bonus Paid Under 2004 Plan
Raymond W. McDaniel	$1,465,200	$2,197,800	$1,407,725
Linda S. Huber	660,000	990,000	671,800
Michel Madelain	549,678	824,517	514,600
Mark E. Almeida	528,000	792,000	445,700
John G. Goggins	385,000	577,500	412,600

Separate from the 2004 Plan, the Committee approved a discretionary cash award for Mr. Goggins, supplementing the payment he received under the 2004 Plan. The Committee’s evaluation was subjective and was based on a review of his individual accomplishments during the course of the year, as discussed above. After completing this evaluation, and soliciting advice from the compensation consultant as appropriate, the Committee determined that they would pay Mr. Goggins a discretionary cash bonus of $87,400. This amount is reflected in the Summary Compensation Table on page 42.

Long-term equity incentive compensation

2009 long-term equity incentive mix. The Committee annually evaluates the mix of long-term equity incentive compensation awards. In 2009, the Committee determined that, as in 2008, long-term equity awards for members of senior management, including the NEOs, would be comprised solely of stock options. This change was made so that management would not be rewarded until there is a recovery in the Company’s stock price. The Committee believed that using only stock options would more strongly align executives’ long-term compensation with the interests of stockholders, while the potential for stock price appreciation would serve as a strong incentive and retention tool. These awards are made under the stockholder-approved 2001 Stock Incentive Plan, which is again being presented for stockholder approval this year. The program is adequately balanced by the discretion retained by the Committee under cash compensation arrangements so that management will not be driven to take imprudent risks.

Stock options. Stock options vest based on continued service over four years in annual 25% increments, ensuring (i) that executives will realize value from their awards only if the market price of the Company’s stock appreciates above the options’ exercise price after the options have vested, and (ii) that executives are motivated to remain with the Company due to the multi-year vesting schedule.

The Committee’s primary considerations in recommending 2009 stock option grant levels included the level of each NEO’s target total compensation in comparison to the peer group and the financial services industry, and individual performance. In addition, the Committee considered the number of shares that would be needed to deliver equity awards to the NEOs. Since the Company’s stock price had decreased significantly due to the disruptions in the credit markets, it would have taken a significantly greater number of shares to deliver equity awards with an equivalent value to those in 2008. In 2009, the aggregate long-term equity compensation awards granted for the NEO group were at the median of executives in the comparative groups.

The Committee determined that it did not want to grant a significantly larger number of shares than had been granted in the prior year, but needed to balance the need to align the NEOs with stockholders and motivate them to improve the Company’s current market position. As a result, the Committee recommended, and the Board approved, equity grants, comprised solely of stock options, with economic values approximately 8% to 14% lower than total equity grants approved in 2008. This percentage change was determined to be fitting in light of the severe disruptions in the credit markets in 2008, which were reflected in the 2009 grants. As reported in the Grants of Plan-Based Awards of 2009 table on page 45, the following stock option awards, with an exercise price of $25.37, were granted: Mr. McDaniel—180,863; Ms. Huber—88,681; Mr. Madelain—70,012; Mr. Almeida—65,344; and, Mr. Goggins—52,509.

These actual individual grant amounts were determined to be appropriate not only in light of the Company’s performance, noted above, and the NEO’s role in that performance, but also due to the individual achievement of personal goals described above in “Annual cash incentive awards.”

Prior grants do not influence annual decisions; values realized upon option exercises or vesting of restricted stock also did not impact 2009 decisions. Annual awards are determined by an examination of the present period as well as by considering expectations of the future. The Committee concluded that given the significant challenges faced by Moody’s, granting equity with a value below the 2008 level was appropriate.

Equity Grant Practices. Equity awards are granted and the exercise price determined, as of the third trading day following the date of public dissemination of Moody’s financial results for the prior year (the beginning of February). The exercise price of the stock options is set at the fair market value of the Company’s common stock on the grant date. Under the 2001 Stock Incentive Plan, “fair market value” is the arithmetic mean of the high and low trading prices of Moody’s common stock as reported on the New York Stock Exchange at the end of each trading day.

Summary of Changes to Equity Compensation for 2010. For 2010, the Committee modified the equity compensation program from the 100% stock option program used in 2009. To help balance the need to motivate the NEOs to drive long-term stockholder value, to manage the number of shares used to deliver equity awards, and to allow the Company to measure and reward a broader set of goals that can be measured directly, the Committee decided that for 2010 it will deliver equity incentive compensation 40% through stock options and 60% through performance-based restricted shares as measured by value. They determined that the number of shares ultimately issued pursuant to the performance shares will be based on the following performance measures over a three-year performance period: the Company’s EPS, MIS’s ratings performance, and MA’s sales growth.

CHIEF EXECUTIVE OFFICER COMPENSATION

When determining the target compensation opportunity of the CEO, the Committee does not strive to deliver compensation at a level equivalent to a targeted multiple of the other NEOs’ pay. Instead, the Committee begins its analysis of total compensation for the CEO by analyzing the compensation of executive officers with similar positions at companies included in its peer group, as well as in the broader financial services market. Additionally, the Committee takes into account the scope of the CEO’s responsibilities, experience and prior performance, and balances these factors against the competitive market data when determining overall compensation. Because the CEO of the Company is responsible for the entire organization, and is not only responsible for one area of its operations, as is the case with the other NEOs, the scope of his position led to a determination that a materially higher total compensation package was warranted as compared with packages for the other NEOs. The CEO’s compensation program consists of the same three primary components that apply to all NEOs: base salary, annual cash incentive award opportunity and long-term equity incentive compensation. The CEO has the highest percentage of “at risk” compensation at the Company.

For 2009, the Committee determined that Mr. McDaniel’s base salary should remain unchanged from 2008, set at $936,000. The Committee also established a target annual cash incentive award of $1,465,200. This target was based on an evaluation of competitive benchmark data for total compensation of CEOs in the Company’s peer group and the financial services industry. Payment of Mr. McDaniel’s annual incentive award under the 2004 Plan, as for the other NEOs, is based on operating income and EPS goals, as described above in “Annual cash incentive awards.” Payments are also based on assessment of his performance against his annual, personal objectives which are set by examining the Company’s needs, setting Company-wide goals and ascertaining his role in the achievement of those goals. One key element this year was his leadership role in the face of enhanced government and media attention. At the end of the year, Mr. McDaniel conducted a self-assessment and submitted this to the Committee. The Committee evaluated his performance and as discussed in the paragraph titled “Annual cash incentive awards” above, with the assistance of and reliance on the compensation consultant, the Committee determined that he would receive 96% of his target annual incentive award amount. As reported in the Grants of Plan-Based Awards of 2009 table on page 45. Mr. McDaniel was granted 180,863 stock option awards, with an exercise price of $25.37.

Mr. McDaniel’s targeted total compensation for 2009 was at the median as compared to the Company’s peer group and the broader market data provided to the Company by its compensation consultant. His actual total compensation was at the median of the benchmark target total compensation levels of the comparative groups.

ADDITIONAL EXECUTIVE COMPENSATION POLICIES

To further the objectives of Moody’s executive compensation program, the Committee has adopted a number of supplemental policies that it believes help the Company to meet the compensation program’s goals.

Retirement benefits

Moody’s provides retirement benefits to its NEOs under a number of defined benefit and defined contribution pension plans.

The defined benefit pension plans are the Retirement Account, the Pension Benefit Equalization Plan (“PBEP”) and the Supplemental Executive Benefit Plan (“SEBP”). The Retirement Account, which closed to new entrants effective December 31, 2007, is a broad-based tax-qualified defined benefit pension plan for all Moody’s U.S. employees. The PBEP is a non-tax-qualified defined benefit pension plan that restores benefits to participants in the Retirement Account that would otherwise be lost due to limitations under the federal income tax laws on the provision of benefits under tax-qualified defined benefit pension plans. The Retirement Account, together with the PBEP, provides income upon retirement based on a percentage of annual compensation. The SEBP is a non-tax-qualified supplemental executive retirement plan that provides more generous benefits than the PBEP for designated executive officers. The SEBP was closed as of January 1, 2008 to new participants and the only NEOs who participate in the plan are Mr. McDaniel, Ms. Huber and Mr. Goggins (due to the fact that they were participants prior to the closing of the plan). The determination to close the plan was made based on the Committee’s review of retirement benefits. More details regarding the SEBP are provided in the narrative following the Pension Benefits Table for 2009.

Moody’s also offers its U.S. employees, including the NEOs, the opportunity to participate in a tax-qualified defined contribution plan, the Profit Participation Plan (“PPP”). The Company also offers a voluntary deferred compensation plan (the “Moody’s Corporation Deferred Compensation Plan” or the “DCP”). The primary purpose of the DCP is to allow certain employees to continue pre-tax deferrals into a nonqualified plan and receive the maximum company match on compensation which exceeds the IRS limits for allowable pre-tax deferrals into the PPP. A limited group of highly compensated senior management has the option of immediate deferral of up to 50% of base salary and/or bonus. However, the Company match only applies to deferrals in excess of the IRS limit on compensation that can be taken into account under a tax-qualified defined contribution plan. In addition, the Company will credit to the DCP employer contributions that would have been made to the PPP but for the application of the IRS compensation limit. Additional information regarding the DCP is found on page 51.

These plans provide Moody’s U.S. employees with the opportunity to accumulate retirement benefits and, with the exception of the DCP and the SEBP, these plans are open to all eligible U.S. employees. Mr. Madelain participates in Moody’s UK Group Personal Pension Plan, described on page 50.

The actuarial present values of the accumulated pension benefits of the NEOs who participate in these plans as of the end of 2009, as well as other information about each of Moody’s defined benefit pension plans, are reported in the Pension Benefits Table on page 48.

Employment agreements

Moody’s does not enter into employment agreements with its executives, including the NEOs. All of the Company’s executives are “at will” employees.

Severance policy

Moody’s does not have severance agreements in place with any current NEO. All NEOs are subject to the Moody’s Career Transition Plan (“CTP”), an ERISA-based plan that is available to all employees. The NEOs do not receive any extra severance benefits. The CTP is designed to compensate eligible employees in the following situations: (i) where there has been a reduction in the Company’s workforce or elimination of specific jobs, (ii) where the individual’s job performance has not met expectations (but does not involve a basis for terminating his performance for cause), or (iii) where the Company has agreed with an individual that it is in the mutual best interests of the parties to sever the employment relationship. While having such a plan in place is an important tool in Moody’s retention efforts, and is in the best long-term interest of stockholders, the plan is not designed to reward individuals who have not performed to expectations or who have engaged in conduct that is detrimental to the Company and its stockholders and contains provisions to ensure this.

Moody’s believes that these payment arrangements are similar to the general practice among the Company’s peer group, although it has not benchmarked the severance practices of Moody’s peer companies.

Change in control arrangements

To ensure that Moody’s executives are motivated to pursue potential transactions that would enhance the value of stockholders’ investments, Moody’s believes it is important to provide certain arrangements upon a potential change in control of the organization. While Moody’s does not provide specific change in control agreements for its executives, the Company’s 2001 Stock Incentive Plan provides for accelerated vesting of outstanding awards, including stock options, restricted stock awards and restricted stock unit awards, upon a change in control of the Company. This encourages the executives to support a successful change in control, while easing the administrative burden of converting outstanding awards to the acquiring or new corporation’s stock. Relative to the overall value of the Company, however, the value of this potential change in control benefit is minor.

The NEOs receive no extra cash severance upon a change in control. When determining overall compensation for the NEOs, the Committee does not take into account compensation that would become payable to each of the NEOs under certain existing plans and arrangements if the executive’s employment had terminated under the specified circumstances or if there had been a change in control.

The estimated payments and benefits payable to the NEOs assuming a change of control of the Company as of the last day of 2009 are reported in the discussion of Potential Payments Upon Termination or Change in Control on page 52.

Perquisites and other personal benefits

Moody’s does not provide perquisites or other personal benefits with an aggregate value of more than $10,000 to its executives, including the NEOs, except for one non-U.S. NEO as disclosed in footnote 6 of the Summary Compensation Table on page 42.

Stock ownership guidelines

In July 2004, Moody’s adopted stock ownership guidelines for its executives, including the NEOs, and its non-management directors, encouraging them to acquire and maintain a meaningful stake in the Company. These guidelines were revised in February 2008 to reflect the new management structure resulting from the Company’s reorganization. Moody’s believes that these guidelines encourage its executive officers to act as owners, thereby better aligning the executives’ interests with those of the Company’s stockholders.

The guidelines are intended to satisfy an individual’s need for portfolio diversification, while ensuring an ownership level sufficient to assure stockholders of their commitment to value creation. Executive officers are expected, within five years, to acquire and hold shares of the Company’s common stock equal in value to a specified multiple of their base salary (which varies based on position). The current ownership level multiples are five times base salary for the CEO, three times base salary for the remaining Named Executive Officers, and five times the annual cash retainer for non-management directors.

Restricted shares and shares owned by immediate family members or through the Company’s tax-qualified savings and retirement plans count toward satisfying the guidelines. Stock options, whether vested or unvested, do not count toward satisfying the guidelines. The guidelines for an individual executive officer may be suspended at the discretion of the Board of Directors in situations that it deems appropriate. All executive officers and directors are subject to a securities trading policy whereby hedging transactions are prohibited.

Tax deductibility policy

Section 162(m) of the Tax Code limits income tax deductibility of compensation in excess of $1 million that is not “performance-based” as defined under the income tax regulations, paid to any employee who as of the close of the taxable year was the CEO or, whose total compensation is required to be reported to stockholders under the Exchange Act by reason of such employee being among the three highest compensated officers for the taxable year (other than the CEO and CFO). Stock options awarded under the Company’s stockholder-approved stock incentive plans are performance-based for purposes of the federal income tax laws, and any amounts required to be included in an executive’s income upon the exercise of options do not count toward the $1 million limitation. For other compensation to be performance-based under the regulations, it must be contingent on the attainment of performance goals the material terms of which are approved by stockholders and the specific objectives of which are established by, and attainment of which objectives are certified by, a committee of the Board which consists entirely of non-employee directors.

While Moody’s generally seeks to ensure the deductibility of the incentive compensation paid to the Company’s executives, the Committee intends to retain the flexibility necessary to provide cash and equity compensation in line with competitive practice. Under Moody’s annual cash incentive plan for the NEOs whose compensation is potentially to be in excess of $1 million, annual bonuses are preliminarily funded on the basis of achievement relative to quantitative measures of performance and then are subject to negative discretion based on the degree of achievement of qualitative objectives. The Committee can also make positive adjustments based on achievement of qualitative objectives, but such adjustments may not be tax deductible.

Clawback Policy

The Board has the right to make retroactive adjustments to any annual cash incentive awards granted after July 28, 2008 or performance shares granted after January 1, 2010, where payment or settlement of any such award was predicated upon the achievement of specified financial results and those results must later be revised. Where the results are revised by reason of a significant or material restatement, recoupment can be sought against executive officers, as defined in accordance with SEC rules; where the results are revised by reason of a restatement resulting from fraud or other misconduct, recoupment can be sought against the person engaging in such misconduct, as well as against any executive officer. The value with respect to which recoupment may be sought shall be determined by the Board.

SUMMARY COMPENSATION TABLE

The following table sets forth, for the years ended December 31, 2009, 2008 and 2007, the total compensation of the Company’s Named Executive Officers. The Named Executive Officers for 2009, 2008 and 2007 include Moody’s Principal Executive Officer, its Principal Financial Officer, and the three most highly-compensated executive officers of the Company (other than the Principal Executive Officer and Principal Financial Officer) who were serving as executive officers at the end of the last completed fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Raymond W. McDaniel	2009	$936,000	$—	$—	$1,549,996	$1,407,725	$1,520,158	$10,757	$5,424,636
Chairman and Chief Executive Officer	2008	936,000	305,000	—	1,809,300	—	3,360,721	14,791	6,425,812
	2007	936,000	—	2,330,661	2,330,682	1,051,000	1,302,492	147,244	8,098,079

Linda S. Huber	2009	510,000	—	—	759,996	671,800	207,964	8,754	2,158,514
Executive Vice President and Chief Financial Officer	2008	495,708	200,000	—	831,300	—	238,475	10,129	1,775,612
	2007	485,500	50,809	1,008,921	1,008,904	477,191	210,877	66,356	3,308,558

Michel Madelain(7)	2009	452,676	—	—	600,003	514,600	—	56,299	1,623,578
Chief Operating Officer of Moody’s Investors Service	2008	398,611	122,800	—	611,250	—	—	38,052	1,170,713
	2007	—	—	—	—	—	—	—	—

Mark E. Almeida	2009	450,000	—	—	559,998	445,700	165,819	8,999	1,630,516
President of Moody’s Analytics	2008	435,417	200,000	—	611,250	—	56,952	19,574	1,323,193
	2007	392,917	—	515,767	515,788	401,000	27,964	43,502	1,896,938

John J. Goggins	2009	400,000	87,400	—	450,002	412,600	264,739	8,115	1,622,856
Senior Vice President and General Counsel	2008	377,250	120,000	—	489,000	—	377,775	18,260	1,382,285
	2007	361,000	—	549,798	549,796	281,000	118,981	44,458	1,905,033

(1)	The amounts reported in the Bonus column represent discretionary bonuses paid to the Named Executive Officers. Payments under the Company’s annual cash incentive program are reported in the Non-Equity Incentive Plan Compensation column. For 2007, one Named Executive Officer received a discretionary bonus paid on March 7, 2008. For 2008, the Company paid discretionary bonuses to all of the Named Executive Officers, as there were no payments under the Company’s annual cash incentive program for that year. These amounts were paid on March 6, 2009. For 2009, one Named Executive Officer received a discretionary bonus paid on March 5, 2010.

(2)	The amounts shown in the Stock Awards column represent the full grant date fair value granted during the fiscal year based on the fair market value which is defined as the arithmetic mean of the high and low prices of the Common Stock. All grants of restricted stock were made under the Company’s Amended and Restated 2001 Stock Incentive Plan. There were no restricted stock grants made to the NEOs for 2008 and 2009.

(3)	The amounts shown in the Option Awards column represent the full grant date fair value of nonqualified options granted in each year indicated. The February 10, 2009 grant date fair value for stock options is based on the Black-Scholes option valuation model, applying the following assumptions: a stock price of $25.37; a stock-price volatility factor of 37.7%; a risk-free rate of return of 2.63%; a dividend yield of 1.58%; and an expected time of exercise of 5.8 years from the date of grant. The February 12, 2008 grant date fair value for stock options is based on the Black-Scholes option valuation model, applying the following assumptions: a stock price of $38.07; a stock-price volatility factor of 25%; a risk-free rate of return of 2.97%; a dividend yield of 1.05%; and an expected time of exercise of 5.5 years from the date of grant. The February 12, 2007 grant date fair value for stock options is based on the Black-Scholes option valuation model, applying the following assumptions: a stock price of $72.72; a stock-price volatility factor of 23%; a risk-free rate of return of 4.79%; a dividend yield of 0.44%; and an expected time of exercise of 5.7 years from the date of grant. The Black-Scholes model is premised on the immediate exercisability and transferability of the options, neither of which applies to the options set out in the table above. The actual amounts realized, if any, will depend on the extent to which the stock price exceeds the option exercise price at the time the option is exercised.

(4)	The amounts reported in the Non-Equity Incentive Plan Compensation column represent the amounts earned by the Named Executive Officers for 2009, 2008 and 2007 under the Company’s annual cash incentive program. The amounts for 2009 and 2007 were actually paid on March 5, 2010 and March 7, 2008, respectively, and there were no payments under the Company’s annual cash incentive program for 2008. For a description of this program, see “Annual Cash Incentive Awards” in the Compensation Discussion and Analysis on page 31.

(5)	The amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column represent the aggregate change during the applicable fiscal year in the actuarial present value of the Named Executive Officers’ accumulated benefits under the Company’s Retirement Account, Pension Benefit Equalization Plan (“PBEP”), and Supplemental Executive Benefit Plan (“SEBP”). For a description of these plans, see the Pension Benefits Table on page 48. The change in the actuarial present value year over year is largely driven by the impact on the SEBP component of the following variables: one additional year of service and pay; one less year of discounting in the present value calculation; and annual assumption changes (such as the discount rate or mortality assumption). In addition to these typical factors that affect the actuarial present values from one year to the next, plan changes can also have an impact. During 2008 certain changes became effective in the PBEP and SEBP so the plans would continue to comply with 409A of the Internal revenue Code. SEBP participants elected either an annuity or a lump sum form of payment that will apply at retirement, and the PBEP was amended so it will automatically provide lump sum distributions to terminated participants at the later of age 55 or six months following termination from Moody’s. Both of these changes affect the comparability of the actuarial present values from 2007 to 2008, with the 2008 actuarial present values generally being higher if lump sums are effect. Mr. McDaniel chose a lump sum form of payment for the SEBP. The SEBP was closed as of January 1, 2008 to new participants and the only NEOs who participate in the plan are Mr. McDaniel, Ms. Huber and Mr. Goggins.

(6)	The amounts reported in the All Other Compensation column comprise the following compensation items:

Name	Year	Perquisites and Other Personal Benefits(a)	Company Contributions to Vested and Unvested Defined Contribution Plans(b)	Dividends or Other Earnings Paid on Stock or Option Awards(c)	Termination Benefits(d)	Total
Raymond W. McDaniel	2009	$—	$7,350	$3,407	—	$10,757
	2008	—	6,900	7,891	—	14,791
	2007	—	139,449	7,795	—	147,244

Linda S. Huber	2009	—	7,350	1,404	—	8,754
	2008	—	6,900	3,229	—	10,129
	2007	—	63,735	2,621	—	66,356

Michel Madelain	2009	10,428	45,402	469	—	56,299
	2008	—	37,299	753	—	38,052
	2007	—	—	—	—	0

Mark E. Almeida	2009	—	8,250	749	—	8,999
	2008	—	17,838	1,736	—	19,574
	2007	—	41,815	1,687	—	43,502

John J. Goggins	2009	—	7,350	765	—	8,115
	2008	—	16,413	1,847	—	18,260
	2007	—	42,584	1,874	—	44,458

(a)	For all the NEOs except Michel Madelain, perquisites and other personal benefits provided in fiscal 2009 were, in the aggregate, less than $10,000 per individual. For Michel Madelain, the perquisite amount represents a car allowance paid in British pounds sterling. An exchange rate of 1.6167 from the Federal Reserve Bank of New York as of December 31, 2009 was used to calculate the U.S. dollar amount.

(b)	These amounts represent the aggregate annual Company contributions to the accounts of the Named Executive Officers under the Company’s tax-qualified Profit Participation Plan and the nonqualified Deferred Compensation Plan in the United States. The amount described with respect to Mr. Madelain was contributed by the Company’s subsidiary in the United Kingdom to the Moody’s Group Personal Pension Plan. An exchange rate of 1.6167 from the Federal Reserve Bank of New York as of December 31, 2009 was used to calculate the U.S. dollar amount.

(c)	These amounts represent dividend equivalents paid on restricted stock awards that vested during 2009, 2008 and 2007.

(7)	Mr. Madelain became an executive officer of the Company as of May 1, 2008. His compensation figures are shown in the table in US dollars. However, certain elements of his compensation were paid in British pounds sterling. An exchange rate of 1.6167 from The Federal Reserve Bank of New York as of December 31, 2009 was used to calculate the US dollar amount.

GRANTS OF PLAN-BASED AWARDS TABLE FOR 2009

The following table sets forth, for the year ended December 31, 2009, information concerning each grant of an award made to the Company’s Named Executive Officers in 2009 under any plan.

Name	Grant Date	Authorization Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Closing Price on Day of Grant ($/Sh)	Grant Date Fair Value(6)
			Threshold ($)	Target ($)(2)	Maximum ($)
Raymond W. McDaniel	2/10/2009	12/16/2008				—	180,863	$25.37	$24.75	$1,549,996
	N/A		$366,300	$1,465,200	$2,197,800
Linda S. Huber	2/10/2009	12/16/2008				—	88,681	25.37	24.75	759,996
	N/A		165,000	660,000	990,000
Michel Madelain	2/10/2009	12/16/2008				—	70,012	25.37	24.75	600,003
	N/A		132,000	549,678	824,517
Mark E. Almeida	2/10/2009	12/16/2008				—	65,344	25.37	24.75	559,998
	N/A		96,250	528,000	792,000
John J. Goggins	2/10/2009	12/16/2008				—	52,509	25.37	24.75	450,002
	N/A		137,420	385,000	577,500

(1)	The Governance and Compensation Committee authorized the grant of stock options for 2009 on December 16, 2008, to be effective on February 10, 2009, the third trading day following the date of the public dissemination of the Company’s financial results for 2008.

(2)	These awards were granted in 2009 under the Company’s annual cash incentive program. For additional information on the annual cash incentive program, see the Compensation Discussion and Analysis on page 31. These awards were earned during 2009 and are to be paid in March 2010.

(3)	There were no restricted stock award grants made to the NEOs in 2009.

(4)	These stock option awards were made under the Company’s 2001 Stock Incentive Plan. They are exercisable in four equal annual installments beginning on the first anniversary of the date of grant, February 10, 2010 and expire on February 10, 2019.

(5)	The exercise price of these awards is equal to the arithmetic mean of the high and low market price of the Company’s Common Stock on the grant date.

(6)

The February 10th grant date fair value for stock options is based on the Black-Scholes option valuation model, applying the following assumptions; an expected stock-price volatility factor of 37.7%; a risk-free rate of return of 2.63%; a dividend yield of 1.58%; and an expected time of exercise of 5.8 years from the date of grant. The Black-Scholes model is premised on the immediate exercisability and transferability of the options, neither of which applies to the options set out in the table above. The actual amounts realized, if any, will depend on the extent to which the stock price exceeds the option exercise price at the time the option is exercised.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE FOR 2009

The following table sets forth information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each of the Company’s Named Executive Officers outstanding as of December 31, 2009. The market value of the shares that have not vested is based on the closing market price of the Company’s Common Stock on December 31, 2009 on the New York Stock Exchange.

	Option Awards(1)						Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
Raymond W. McDaniel	100,000	—		14.0625	10/03/2000	10/03/2010	29,058	778,754
	230,000	—		19.9875	02/07/2002	02/07/2012
	212,000	—		21.2675	02/07/2003	02/07/2013
	165,000	—		32.4075	02/09/2004	02/09/2014
	167,500	—		41.6875	02/22/2005	02/22/2015
	85,667	28,556		63.0900	02/08/2006	02/08/2016
	51,400	51,400		72.7150	02/12/2007	02/12/2017
	46,250	138,750		38.0700	02/12/2008	02/12/2018
	—	180,863		25.3700	02/10/2009	02/10/2019

Linda S. Huber	66,667	—		44.9850	07/01/2005	07/01/2015	12,229	327,737
	33,750	11,250		63.0900	02/08/2006	02/08/2016
	22,250	22,250		72.7150	02/12/2007	02/12/2017
	21,250	63,750		38.0700	02/12/2008	02/12/2018
	—	88,681		25.3700	02/10/2009	02/10/2019

Michel Madelain	11,789	—		21.2675	02/07/2003	02/07/2013	3,563	95,488
	8,573	—		32.4075	02/09/2004	02/09/2014
	25,460	—		41.6875	02/22/2005	02/22/2015
	10,218	3,407		63.0900	02/08/2006	02/08/2016
	6,375	6,375		72.7150	02/12/2007	02/12/2017
	15,624	46,876		38.0700	02/12/2008	02/12/2018
	—	70,012		25.3700	02/10/2009	02/10/2019

Mark E. Almeida	70,000	—		14.0625	10/03/2000	10/03/2010	6,410	171,788
	50,000	—		19.9875	02/07/2002	02/07/2012
	46,000	—		21.2675	02/07/2003	02/07/2013
	33,000	—		32.4075	02/09/2004	02/09/2014
	36,850	—		41.6875	02/22/2005	02/22/2015
	18,750	6,250		63.0900	02/08/2006	02/08/2016
	11,375	11,375		72.7150	02/12/2007	02/12/2017
	15,625	46,875		38.0700	02/12/2008	02/12/2018
	—	65,344		25.3700	02/10/2009	02/10/2019

John J. Goggins	70,000	—		19.9875	02/07/2002	02/07/2012	6,663	178,568
	64,000	—		21.2675	02/07/2003	02/07/2013
	46,500	—		32.4075	02/09/2004	02/09/2014
	43,550	—		41.6875	02/22/2005	02/22/2015
	18,375	6,125		63.0900	02/08/2006	02/08/2016
	12,125	12,125		72.7150	02/12/2007	02/12/2017
	12,500	37,500		38.0700	02/12/2008	02/12/2018
	—	52,509		25.3700	02/10/2009	02/10/2019

(1)	Option awards are exercisable in four equal, annual installments beginning on the first anniversary of the date of grant. The grant date for options is ten years earlier than the Option Expiration Date reported in this table.
(2)	Subject to the Named Executive Officer’s continued employment through each vesting date, the vesting of restricted stock awards in any one year generally depends on the financial performance of the Company. Twenty-five percent of the total number of shares subject to an award represents the “Target Shares” for each vesting year. If the Company’s annual operating income growth in any one year is (i) less than 10%, then 50% of the Target Shares will vest; (ii) between 10% and 15% (inclusive), then 100% of the Target Shares will vest; and (iii) greater than 15%, then 150% of the Target Shares will vest. Notwithstanding the possibility of accelerated vesting in any year related to operating income growth greater than 15%, no more than 100% of the initial award will vest, and all shares will vest in full, if not previously vested, five years from the grant date, subject to the Named Executive Officer’s continued employment through such date, regardless of whether the specified performance goals have been achieved.
(3)	Value is calculated based on the closing price of the Common Stock on December 31, 2009, $26.80.

OPTION EXERCISES AND STOCK VESTED TABLE FOR 2009

The following table sets forth information concerning the number of shares of Common Stock acquired and the value realized upon the exercise of stock options and the number of shares of Common Stock acquired and the value realized upon vesting of restricted stock awards during 2009 for each of the Company’s Named Executive Officers on an aggregated basis. In the case of stock options, the value realized is based on the market price of the Company’s Common Stock on the New York Stock Exchange at the time of exercise and the option exercise price; in the case of restricted stock awards, the value realized is based on the average high and low market price of the Company’s Common Stock on the New York Stock Exchange on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Raymond W. McDaniel	283,860	$4,501,839	8,517	$145,726
Linda S. Huber	—	—	3,511	60,073
Michel Madelain	—	—	1,034	17,692
Mark E. Almeida	—	—	1,873	32,047
John J. Goggins	—	—	1,912	32,714

PENSION BENEFITS TABLE FOR 2009

The following table sets forth information with respect to each defined benefit pension plan that provides for payments or other benefits to the Named Executive Officers at, following, or in connection with retirement.

Name	Plan Name	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit at 12/31/08 ($)	Payments During Last Fiscal Year ($)
Raymond W. McDaniel	Retirement Account	21.5000	$261,597	—
	Pension Benefit Equalization Plan	21.5000	1,266,962	—
	Supplemental Executive Benefit Plan	22.8333	11,400,516	—

Linda S. Huber	Retirement Account	3.5833	41,967	—
	Pension Benefit Equalization Plan	3.5833	102,842	—
	Supplemental Executive Benefit Plan	4.6667	678,018	—

Michel Madelain(1)	Moody’s Group Personal Pension Plan	—	—	—

Mark E. Almeida	Retirement Account	20.5000	224,381	—
	Pension Benefit Equalization Plan	20.5000	366,463	—
	Supplemental Executive Benefit Plan	—	—	—

John J. Goggins	Retirement Account	9.8333	107,804	—
	Pension Benefit Equalization Plan	9.8333	191,303	—
	Supplemental Executive Benefit Plan	10.9167	1,227,717	—

(1)	The Company provides retirement benefits to the NEOs under three defined benefit pension plans, except for Michel Madelain who is not a U.S. employee. As reflected in footnote (6) to the Summary Compensation Table, an amount was contributed by the Company’s subsidiary in the UK to the Moody’s Group Personal Pension Plan on Mr. Madelain’s behalf. Using an exchange rate of 1.6167 from the Federal Reserve Bank of New York as of December 31, 2009, the amount contributed was $45,402 in 2009.

(2)	The credited service for the Retirement Account and the PBEP is based on service from the date the individual became a participant in the plan. Individuals become participants in the plan on the first day of the month coincident with or next following the completion of one year of service. The SEBP provides credited service from an individual’s date of hire with Moody’s. For Messrs. McDaniel and Almeida, the date of participation in the Retirement Account is based on an earlier plan provision that provided for individuals to become participants on the January 1 or July 1 following the completion of one year of service.

The Company provides retirement benefits to the Named Executive Officers under three defined benefit pension plans except for Mr. Madelain who is not a U.S. employee: the Moody’s Corporation Retirement Account (the “Retirement Account”), the Moody’s Corporation Pension Benefit Equalization Plan (the “PBEP”), and the Moody’s Corporation Supplemental Executive Benefit Plan (the “SEBP”). The Retirement Account is a broad-based tax-qualified defined benefit pension plan. The PBEP is a non-tax-qualified defined benefit pension plan that restores benefits to participants that would otherwise be lost under the Retirement Account due to limitations under the federal income tax laws on the provision of benefits under tax-qualified defined benefit pension plans. The Retirement Account, together with the PBEP, provides retirement income based on a percentage of annual compensation. The SEBP is a non-tax-qualified supplemental executive retirement plan that provides more generous benefits than the PBEP for designated senior executive officers of the Company. An amount was contributed by the Company’s subsidiary in the UK to the Moody’s Group Personal Pension Plan, described below, on Mr. Madelain’s behalf.

None of the continuing Named Executive Officers are currently eligible for early retirement under any of the Company’s defined benefit pension plans.

The assumptions made in computing the present value of the accumulated benefits of the Named Executive Officers, except as described in the following sentence, are incorporated herein by reference to the discussion of those assumptions under the heading “Pension and Other Post-Retirement Benefits” in the Management’s Discussion and Analysis and Note 11 to the financial statements as contained in the Company’s Annual Report on Form 10-K filed with the Commission on March 1, 2010. The assumed retirement age used in computing the present value of the accumulated benefits of the Named Executive Officers was age 65 in the case of the Retirement Account, age 65 in the case of the PBEP, and age 55 in the case of the SEBP.

The material terms in effect in 2009 of the Retirement Account, the PBEP, the SEBP, and Moody’s Group Personal Pension Plan are described below. Each of these plans was amended effective as of January 1, 2008. Therefore, future benefit accruals made under these plans will be subject to revised terms.

Moody’s Corporation Retirement Account

All U.S. employees hired prior to January 1, 2008 and who have been continuously employed are eligible to participate in the Retirement Account after attaining age 21 and completing one year of service with the Company. Participants earn one month of credited service for each month or fraction thereof from the date they become eligible to participate in the plan. The Retirement Account is a cash balance plan providing benefits that grow monthly as hypothetical account balances, which are credited with interest and pay-based credits. Interest credits are based on a 30-year Treasury interest rate equivalent with a minimum compounded annual interest rate of 3%. Pay-based credits are amounts allocated to each participant’s hypothetical account based upon a percentage of monthly pensionable compensation. The percentage of compensation allocated annually ranges from 3% to 12.5%. Each participant’s pay-based credit percentage is based on their attained age and credited service. Compensation is based on actual earnings which include base salary, regular bonus (or annual incentive award), overtime, and commissions. Severance pay, contingent payments, and other forms of special remuneration are excluded.

Participants vest in their benefits after completing three years of service with the Company. Upon termination of employment, a participant may elect to receive an immediate lump sum distribution equal to 50% of his cash balance account. The remaining 50% of the cash balance account must be received in the form of an annuity upon retirement at age 55 or later. The normal retirement age under the Retirement Account is age 65, but participants who have attained age 55 with at least 10 years of service may elect to retire early. Upon retirement, participants can choose among the various actuarially equivalent forms of annuities offered under the plan. The Retirement Account was amended as of January 1, 2008 in order to keep the plan in compliance with recent tax law changes. These changes included revising actuarial assumptions used for calculating distributions, adding an option for married participants to elect a joint and survivor annuity with a 75% continuation benefit for the surviving spouse, reflecting required three-year vesting of benefits, and adding roll-over rights for non-spouse beneficiaries.

Moody’s Corporation Pension Benefit Equalization Plan

The PBEP is a non-tax-qualified defined benefit pension plan that restores benefits to participants whose pensionable compensation exceeds the limitations under the federal income tax laws on the provision of benefits under tax-qualified defined benefit pension plans. For 2009, this limitation was $245,000. The provisions of the PBEP are the same as those of the Retirement Account except for the form of payment which must be as a lump sum. Upon attaining age 55 with at least 10 years of service, participants may elect to retire. The PBEP was amended as of January 1, 2008 to provide that any participant who is an active employee of the Company or any subsidiary after December 31, 2004 shall receive all of his benefits under the PBEP in a lump sum on the six month anniversary of his separation from service with the Company or a subsidiary.

Moody’s Corporation Supplemental Executive Benefit Plan

The SEBP is closed to new participants and the only Named Executive Officers participating in the plan are Mr. McDaniel, Ms. Huber and Mr. Goggins. The SEBP is a non-tax-qualified defined benefit pension plan designed to ensure the payment of a competitive level of retirement income and disability benefits to participants. Historically, a key management employee of the Company who was deemed to be responsible for the management, growth, or protection of the Company’s business, and who was designated in writing by the Chief Executive Officer and approved by the Governance and Compensation Committee was eligible to participate in the plan on the effective date of his designation. The target retirement benefit for a participant is equal to 2% of average final compensation for each year of credited service up to 30 years of credited service, for a maximum benefit of 60% of average final compensation. This target benefit is offset by other pension benefits earned under the Retirement Account and PBEP, as well as benefits payable from Social Security and other pension benefits payable by the Company.

Participants earn one month of credited service for each month or fraction thereof that they are employed by the Company. Eligible compensation includes base salary, annual incentive awards, commissions, lump sum payments in lieu of foregone merit increases, “bonus buyouts” as the result of job changes, and any portion of such amounts voluntarily deferred or reduced by the participant under any Company employee benefit plan. Average final compensation is the highest consecutive 60 months of eligible compensation in the last 120 months of employment.

The SEBP also provides a temporary disability benefit in the event of a participant’s total and permanent disability. This disability benefit is equal to 60% of the 12 months of compensation earned by the participant immediately prior to the date of disability. The disability benefit is offset by any other disability income and/or pension income the participant is already receiving. Payment of the temporary disability benefit continues during the participant’s period of disability, but no later than age 65. During the period of total and permanent disability, a participant continues to earn credited service for retirement purposes.

Participants vest in their benefits after completing five years of service with the Company. Benefits are payable at the later of age 55 or termination of employment. For participants who terminate their employment prior to attaining age 55, benefits must commence at age 55 and their SEBP benefit will be reduced by 60% for early retirement. If a participant or vested former participant retires directly from the Company after age 55 and before age 60 without the Company’s consent, his retirement benefit is reduced by 3% for each year or fraction thereof that retirement commences prior to reaching age 60. If a participant retires directly from the Company on or after age 55 with the Company’s consent, benefits are not reduced for commencement prior to age 60.

The normal form of payment under the SEBP is a single-life annuity for non-married participants or a fully-subsidized 50% joint and survivor annuity for married participants. Participants may receive up to 100% of their benefit in the form of a lump-sum distribution by making a written election at least 12 months prior to termination of employment. 2008 actuarial present values generally were higher if lump sums are in effect.

The SEBP was amended January 1, 2008 in order to reflect the requirements of Section 409A of the Internal Revenue Code.

Moody’s UK Group Personal Pension Plan

The Group Personal Pension Plan (the “GPPP”) enables employees in the United Kingdom to contribute to a pension arrangement. The GPPP is a collection of individual pension policies. Each member has his or own individual pension policy within the GPPP and, if the employee changes jobs, the employee may be able to continue to contribute to the policy if he so wishes. Membership in the GPPP is voluntary and is offered to all employees of the Company’s UK subsidiary (“Moody’s UK”) who are directly employed by Moody’s UK, are between the ages of 18 and 65 and have completed three months of service. Moody’s UK makes contributions representing a percentage of pensionable salary at a rate dependent upon the employee’s age. The percentage increases as the employee’s age approaches the retirement age of 65. Moody’s UK will stop paying contributions to the GPPP when an employee leaves service, or on the date of contractual retirement, if earlier. As a condition to membership in the GPPP, an employee is required to make regular contributions of at least 3% of one’s pensionable salary for the first two years of membership.

After an employee is a member of the GPPP for two years, the employee is not required to contribute personally to the GPPP in order to benefit from the contributions available from Moody’s UK, but the employee may elect to pay personal contributions on a voluntary basis up to a maximum amount set forth in the GPPP which is dependent upon one’s age and earnings. Employee contributions qualify for tax relief and they are invested in funds which have beneficial tax treatment. Employees are not taxed on the contributions paid into the GPPP by Moody’s UK.

NONQUALIFIED DEFERRED COMPENSATION TABLE (1)

The following table sets forth information concerning the nonqualified deferred compensation of the Named Executive Officers in 2009.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year (S)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Raymond W. McDaniel	—	—	—	—	—
Linda S. Huber	—	—	—	—	—
Michel Madelain	—	—	—	—	—
Mark E. Almeida	$50,000	$900	$50,279	—	$142,368
John J. Goggins	—	—	8,228	—	33,985

(1)	No nonqualified deferred compensation earnings were included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” of the Summary Compensation Table as there were no above-market earnings for the NEOs under the Moody’s Corporation Deferred Compensation Plan in 2009. Company contributions to the accounts of the NEOs under the Company’s nonqualified Deferred Compensation Plan are reflected in column (b) of footnote (6) to the Summary Compensation Table.

Moody’s Corporation Deferred Compensation Plan

Effective January 1, 2008, the Company implemented the Moody’s Corporation Deferred Compensation Plan (the “DCP”). Each year, employees expected to earn annual compensation in excess of the IRS compensation limit for allowable pre-tax deferrals into the Moody’s Profit Participation Plan, are notified of their eligibility to participate in the DCP.

The primary purpose of the DCP is to allow these employees to continue pre-tax deductions into a nonqualified plan and receive the maximum company match on compensation which exceeds the IRS limits for allowable pre-tax deferrals into the Moody’s Profit Participation Plan. A limited group of highly compensated senior management has the option of immediate deferral of up to 50% of base salary and/or bonus. However, the Company match only applies to deferrals in excess of the IRS limit on compensation. In addition, the Company will credit to the DCP employer contributions that would have been made to the Profit Participation Plan but for the application of the compensation limit.

Each participant may select one or more deemed investment funds offered under the DCP for the investment of the participant’s account and future contributions. The deemed investment funds are substantially the same as the funds available in the Profit Participation Plan. The DCP is unfunded and no cash amounts are paid into or set aside in a trust or similar fund under the DCP. All amounts deducted from a participant’s earnings, along with any Company contributions, are retained as part of the Company’s general assets and are credited to the participant’s bookkeeping account under the DCP. The value of a participant’s account increases or decreases in value based upon the fair market value of the deemed investment funds as of the end of the year. The forms of distribution under the DCP are either a lump sum or an annuity after termination.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information below reflects the amount of compensation that would become payable to each of the Named Executive Officers under certain existing plans and arrangements if the executive’s employment had terminated under the specified circumstances or if there had been a change in control on December 31, 2009, given the named executive’s compensation and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits that may be available to the executive prior to the occurrence of any termination of employment, including under exercisable stock options held by the executive, and benefits available generally to salaried employees, such as distributions under the Company’s tax-qualified defined contribution plan and accrued vacation pay. In addition, in connection with any event including or other than those described below, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Company determines appropriate. A “change in control” is defined to include: (i) the date any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Moody’s Corporation possessing 50 percent or more of the total voting power of the stock of Moody’s Corporation, or (ii) the date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

The actual amounts that would be paid upon a Named Executive Officer’s termination of employment can be determined only at the time of such executive’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s then current compensation.

Moody’s Corporation Career Transition Plan

Each of the Company’s Named Executive Officers currently participates in the Moody’s Corporation Career Transition Plan. This plan generally provides for the payment of benefits if an eligible executive officer’s employment terminates for one of several specified events: a reduction in force, a job elimination, unsatisfactory job performance (not constituting cause), or a mutually agreed upon resignation.

The CTP provides payments and benefits to individuals for what Moody’s believes to be a reasonable period for them to find comparable employment. It also affords both Moody’s and the individual the motivation to resolve any potential claims or other issues between the parties with finality, which helps minimize distractions for management and protect the interests of stockholders.

The plan does not cover employment terminations resulting from a unilateral resignation, a termination of employment for cause, a sale, merger, spin-off, reorganization, liquidation, or dissolution of the Company, or where the Named Executive Officer takes a comparable position with an affiliate of the Company. “Cause” means willful malfeasance or misconduct, a continuing failure to perform his duties, a failure to observe the material policies of the Company, or the commission of a felony or any misdemeanor involving moral turpitude. In the event of an eligible termination of employment, a Named Executive Officer may be paid 52 weeks of salary continuation (26 weeks if the executive officer is terminated by the Company for unsatisfactory performance), payable at the times the executive officer’s salary would have been paid if employment had not terminated. For this purpose, salary consists of the Named Executive Officer’s annual base salary at the time of termination of employment. In addition, the Named Executive Officer may receive continued medical, dental, and life insurance benefits during the applicable salary continuation period and will be entitled to such outplacement services during the salary continuation period as are being generally provided by the Company to its employees. In addition, the executive is entitled to receive any benefits that he or she otherwise would have been entitled to receive under Moody’s retirement plans, although these benefits are not increased or accelerated.

Except in the case of a termination of employment by the Company for unsatisfactory performance, the Named Executive Officer also may receive:

•

a prorated portion of the actual annual cash incentive for the year of termination of employment that would have been payable to the executive officer under the annual cash incentive plan in which the executive officer was participating at the time of termination, provided that the executive officer was employed for at least six full months during the calendar year of termination;

•	financial planning and counseling services during the salary continuation period to the same extent afforded immediately prior to termination of employment.

The plan gives the Company’s Chairman and Chief Executive Officer the discretion to reduce or increase the benefits otherwise payable to, or otherwise modify the terms and conditions applicable to, a Named Executive Officer (other than himself) under the plan. As a matter of policy, if Mr. McDaniel intended to increase the benefits payable, any such proposal would be reviewed by the Committee.

The receipt of any benefits under the plan is contingent upon the affected Named Executive Officer signing a severance and release agreement that prohibits him from engaging in conduct that is detrimental to the Company, such as working for certain competitors, soliciting customers or employees after employment ends, and disclosing confidential information the disclosure of which would result in competitive harm to us. These provisions extend for the one year period during with the Named Executive Officer would be receiving payments pursuant to the CTP.

The estimated payments and benefits payable to the Named Executive Officers assuming an event triggering payment under the CTP as of the last day of 2009 are reported in the discussion of Potential Payments Upon Termination or Change in Control on page 52.

The estimated payments and benefits that would be provided to each Named Executive Officer still serving in that capacity under each circumstance that is covered by the Career Transition Plan are listed in the tables below.

Potential Payments and Benefits Upon a Termination of Employment

By Reason of a Reduction in Force, Job Elimination,

or a Mutually Agreed Upon Resignation(1)

Name	Salary Continuation ($)	Annual Cash Incentive ($)	Medical, Dental, and Life Insurance Benefits ($)	Out- Placement Services ($)	Total ($)
Raymond W. McDaniel	$936,000	$1,465,200	$12,984	$25,000	$2,439,184
Linda S. Huber	510,000	660,000	—	25,000	1,195,000
Michel Madelain	452,676	549,678	—	25,000	1,027,354
Mark E. Almeida	450,000	528,000	7,062	25,000	1,010,062
John J. Goggins	400,000	385,000	12,984	25,000	822,984

(1)	For purposes of this analysis, the following assumptions were used:

•	the date of termination of employment was December 31, 2009;

•	each NEO’s base salary was the amount as of December 31, 2009 and is continued for a period of 52 weeks; and

•	each NEO’s annual cash incentive is equal to 100% of the target amount under the annual cash incentive program.

Potential Payments and Benefits Upon a Termination of Employment

By Reason of Unsatisfactory Job Performance

(Not Constituting Cause)(1)

Name	Salary Continuation ($)	Medical, Dental, and Life Insurance Benefits ($)	Out- Placement Services ($)	Total ($)
Raymond W. McDaniel	$468,000	$12,984	$25,000	$505,984
Linda S. Huber	255,000	—	25,000	280,000
Michel Madelain	226,338	—	25,000	251,338
Mark E. Almeida	225,000	7,062	25,000	257,062
John J. Goggins	200,000	12,984	25,000	237,984

(1)	For purposes of this analysis, the following assumptions were used:

•	the date of termination of employment was December 31, 2009; and

•	each NEO’s base salary was the amount as of December 31, 2009 and is continued for a period of 26 weeks.

Other Potential Payments Upon Termination of Employment

Except for the Career Transition Plan and as provided below, the Company does not have any other contracts, agreements, plans, or arrangements that provide for payments to a Named Executive Officer at, following, or in connection with a termination of employment or a change in control of the Company or a change in the Named Executive Officer’s responsibilities.

The Company’s 2001 Stock Incentive Plan provides for vesting of outstanding stock options and restricted stock awards under certain circumstances as follows:

•

in the event of the death or disability of a Named Executive Officer after the first anniversary of the date of grant of a stock option, the unvested portion of such stock option will immediately vest in full and such portion may thereafter be exercised during the shorter of (a) the remaining stated term of the stock option or (b) five years after the date of death or disability;

•

in the event of the retirement of a Named Executive Officer after the first anniversary of the date of grant of a stock option, the unvested portion of such stock option will continue to vest during the shorter of (a) the remaining stated term of the stock option or (b) five years after the date of retirement;

•

in the event of a termination for any reason other than death, disability or retirement, an unexercised stock option may thereafter be exercised during the period ending 30 days after the date of termination, but only to the extent such stock option was exercisable at the time of termination;

•	in the event of the death, disability, or retirement of a Named Executive Officer after the first anniversary of the date of grant of a restricted stock award, the award will immediately vest in full;

•	in the event of termination for any reason other than death, disability or retirement, after the first anniversary of the date of grant of a restricted stock award, the award shall be forfeited; and

•	in the event of a change in control of the Company, the unvested portion of all outstanding stock options and restricted stock awards vest in full.

None of the continuing Named Executive Officers are currently eligible for retirement under the 2001 Stock Incentive Plan.

Potential Payments and Benefits Upon a Termination of

Employment Following a Change in Control of the Company(1)

Name	Stock Options ($)	Restricted Stock Awards ($)	Total ($)
Raymond W. McDaniel	$258,634	$778,754	$1,037,388
Linda S. Huber	126,814	327,737	454,551
Michel Madelain	100,117	95,488	195,605
Mark E. Almeida	93,442	171,788	265,230
John J. Goggins	75,088	178,568	253,656

(1)	For purposes of this analysis, the following assumptions were used:

•	the date of termination of employment or the change in control of the Company was December 31, 2009; and

•	the market price per share of the Company’s Common Stock on December 31, 2009 was $26.80 per share, the closing price of the Common Stock on that date.

Potential Payments and Benefits Upon a Termination of

Employment by Reason of Death, Disability, or Retirement(1)

Name	Stock Options ($)	Restricted Stock Awards ($)	Total ($)
Raymond W. McDaniel	—	$778,754	$778,754
Linda S. Huber	—	327,737	327,737
Michel Madelain	—	95,488	95,488
Mark E. Almeida	—	171,788	171,788
John J. Goggins	—	178,568	178,568

(1)	For purposes of this analysis, the following assumptions were used:

•	the date of termination of employment or the change in control of the Company was December 31, 2009; and

•	the market price per share of the Company’s Common Stock on December 31, 2009 was $26.80 per share, the closing price of the Common Stock on that date.

ITEM 5—STOCKHOLDER PROPOSAL

The Legal & General Assurance (Pensions Management) Limited, One Coleman Street, London, EC2R 5AA, England , the beneficial owner of 9,058 shares of Common Stock, has given notice of its intention to make the following proposal at the Annual Meeting. The Central Laborers’ Pension, Welfare & Annuity Funds, P.O. Box 1267, Jacksonville, Illinois 62651, the beneficial owners of 3,756 shares of Common Stock, joins Legal & General Assurance as co-filer of the proposal.

5—Independent Chairman

RESOLVED: That stockholders of Moody’s Corporation, (“Moody’s” or “the Company”) ask the board of directors to adopt a policy that the board’s chairman be an independent director who has not previously served as an executive officer of Moody’s. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.

SUPPORTING STATEMENT

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs. Currently at our Company, Mr. Raymond McDaniel, Jr. is both the Chairman of the Board and the CEO. We believe that this current scheme may not adequately protect shareholders.

Shareholders of Moody’s require an independent leader to ensure that management acts strictly in the best interests of the Company. By setting agendas, priorities and procedures, the position of Chairman is critical in shaping the work of the Board of Directors. Accordingly, we believe that having an independent director serve as chairman can help ensure the objective functioning of an effective Board.

As a long-term shareholder of our Company, we believe that ensuring that the Chairman of the Board of our Company is independent, will enhance Board leadership at Moody’s, and protect shareholders from future management actions that can harm shareholders. Other corporate governance experts agree. As a Commission of The Conference Board stated in a 2003 report, “The ultimate responsibility for good corporate governance rests with the board of directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring the interests of shareowners as well as other constituencies are being properly served.”

We believe that the recent wave of corporate scandals demonstrates that no matter how many independent directors there are on the Board, that Board is less able to provide independent oversight of the officers if the Chairman of that Board is also the CEO of the Company.

We, therefore, urge shareholders to vote FOR this proposal.

Statement of the Board of Directors in Opposition to Independent Chairman Stockholder Proposal

The Board of Directors unanimously recommends that stockholders vote AGAINST this proposal.

The proponent is requesting that the Board adopt a policy that the Chairman of the Board be an independent director who has not previously served as an executive officer of the Company. However, the Board already has mechanisms in place to provide independent Board leadership, including a lead independent director, and the Board believes that the Company and its stockholders are best served by the Board’s current leadership structure. Furthermore, the Company received an identical stockholder proposal for its 2009 annual meeting which received only 30.2% support from Moody’s stockholders.

Lead Independent Director. To provide independent Board leadership, the Company has a lead independent director, who is appointed annually by the independent directors. As discussed on page 6 of this Proxy Statement and in our Corporate Governance Principles, the lead independent director presides over and sets the agenda for executive sessions of the independent directors, and has the authority to call executive sessions of the independent directors. The lead independent director’s responsibilities also include: (1) advising on the flow of information sent to the Board, and reviewing the agenda, materials and schedule for Board meetings; (2) acting as a liaison between the independent directors and the Chairman and Chief Executive Officer; (3) presiding at Board meetings when the Chairman is not present; and (4) being available for consultation and communication with major stockholders as appropriate. By contrast, the Chairman’s responsibilities include presiding at meetings of the Board and at the annual meeting of stockholders.

Independent Oversight. The Board also has adopted a number of governance practices that promote the independence of the Board and independent oversight of management. First, eight out of nine members of the Board are independent directors. Second, both the Audit Committee and the Governance and Compensation Committee consist solely of independent directors. Third, the independent directors routinely meet in executive sessions, which the lead independent director chairs. In 2009, there were six executive sessions of the Board. Finally, the Governance and Compensation Committee, consisting of all of the independent directors on the Board, is responsible for evaluating the performance of the Chief Executive Officer and approving the Chief Executive Officer’s compensation after considering the results of the evaluation.

Current Leadership Structure. The Board also believes that the Company and its stockholders are best served by the Board’s current leadership structure, in which Mr. McDaniel serves as the Company’s Chairman and Chief Executive Officer. Rather than taking a “one-size fits all” approach to Board leadership, the Company’s Corporate Governance Principles permit the roles of Chairman and Chief Executive Officer to be filled by the same or different individuals. This allows the Board the flexibility to determine whether the roles should be combined or separated based upon the Company’s circumstances and needs at any given time. The Board currently believes that the Company and its stockholders are best served by having Mr. McDaniel serve in both positions. He is most familiar with the Company’s business and the unique challenges the Company faces in the current environment and is best situated to lead discussions on important matters affecting the Company at this time.

In this regard, the Board’s current leadership structure is consistent with practice at a majority of U.S. companies. American companies have historically followed a model in which the chief executive officer also serves as chairman of the board. This model has succeeded because it makes clear that the chief executive officer and chairman is responsible for managing the corporation’s business, under the oversight and review of its board. This structure also enables the chief executive officer to act as a bridge between management and the board, helping both to act with a common purpose. According to one survey, in 2009, 63% of the boards of directors at S&P 500 companies had a combined chairman and chief executive officer (see Spencer Stuart Board Index 2009, available at www.spencerstuart.com/).

Based on the foregoing, the Board believes that adopting a policy that requires an independent Chairman of the Board is unnecessary and not in the best interests of the Company and its stockholders. For these reasons, the Board opposes adopting a policy to require an independent Chairman.

The Board of Directors therefore recommends a vote AGAINST this stockholder proposal.

OTHER BUSINESS

The Board of Directors knows of no business other than the matters set forth herein that will be presented at the Annual Meeting. Inasmuch as matters not known at this time may come before the Annual Meeting, the enclosed proxy confers discretionary authority with respect to such matters as may properly come before the Annual Meeting, and it is the intention of the persons named in the proxy to vote in accordance with their best judgment on such matters.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Stockholder proposals which are being submitted for inclusion in the Company’s proxy statement and form of proxy for the 2011 annual meeting of stockholders must be received by the Company at its principal executive offices no later than 5:30 p.m. EST on November 11, 2010. Such proposals when submitted must be in full compliance with applicable laws, including Rule 14a-8 of the Exchange Act.

Under the Company’s By-Laws, notices of matters which are being submitted other than for inclusion in the Company’s proxy statement and form of proxy for the 2011 annual meeting of stockholders must be received by the Corporate Secretary of the Company at its principal executive offices no earlier than January 20, 2011 and no later than February 9, 2011. Such matters when submitted must be in full compliance with applicable law and the Company’s By-Laws. If we do not receive notice of a matter by February 9, 2011, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the meeting.

March 11, 2010

Appendix A

AMENDED AND RESTATED 2001 MOODY’S CORPORATION

KEY EMPLOYEES’ STOCK INCENTIVE PLAN

(as amended, December 15, 2009)

1. Purpose of the Plan

The purpose of the Plan is to aid the Company and its Affiliates in securing and retaining key employees of outstanding ability and to motivate such employees to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2. Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b) Affiliate: Any entity (i) 20% or more of the voting equity of which is owned or controlled directly or indirectly by the Company, or (ii) that had been a business, division or subsidiary of the Company, the equity of which has been distributed to the Company’s stockholders, even if the Company thereafter owns less than 20% of the voting equity.

(c) Award: An Option, Stock Appreciation Right or Other Stock-Based Award granted pursuant to the Plan.

(d) Beneficial Owner: As such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

(e) Board: The Board of Directors of the Company.

(f) Change in Control: The occurrence of a change in ownership of Moody’s Corporation, a change in the effective control of Moody’s Corporation, or a change in the ownership of a substantial portion of the assets of Moody’s Corporation. For this purpose, a change in the ownership of Moody’s Corporation occurs on the date that any one person, or more than one person acting as a group (as determined pursuant to the regulations under Section 409A), acquires ownership of stock of Moody’s Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Moody’s Corporation. A change in effective control of Moody’s Corporation occurs on either of the following dates: (1) the date any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Moody’s Corporation possessing 50 percent or more of the total voting power of the stock of Moody’s Corporation, or (2) the date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election. A change in the ownership of a substantial portion of the assets of Moody’s Corporation occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Moody’s Corporation that have a total gross fair market value (as determined pursuant to the regulations under Section 409A) equal to or more than 40 percent of the total gross fair market value of all of the assets of Moody’s Corporation immediately before such acquisition or acquisitions.

(g) Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(h) Committee: The Governance and Compensation Committee of the Board, or any successor thereto or other committee designated by the Board to assume the obligations of the Committee hereunder.

(i) Company: Moody’s Corporation, a Delaware corporation.

(j) Disability: Inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which constitutes a permanent and total disability, as defined in Section 22(e)(3) of the Code (or any successor section thereto). The determination whether a Participant has suffered a Disability shall be made by the Committee based upon such evidence as it deems necessary and appropriate. A Participant shall not be considered disabled unless he or she furnishes such medical or other evidence of the existence of the Disability as the Committee, in its sole discretion, may require.

(k) Effective Date: The date on which the Plan takes effect, as set forth in Section 19 of the Plan.

(l) Fair Market Value: On a given date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if no Composite Tape exists for such national securities exchange on such date, then on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on a national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted), or, if there is no market on which the Shares are regularly quoted, the Fair Market Value shall be the value established by the Committee in good faith. If no sale of Shares shall have been reported on such Composite Tape or such national securities exchange on such date or quoted on the National Association of Securities Dealers Automated Quotation System on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used.

(m) ISO: An Option that is also an incentive stock option granted pursuant to Section 7(d) of the Plan.

(n) LSAR: A limited stock appreciation right granted pursuant to Section 8(d) of the Plan.

(o) Other Stock-Based Awards: Awards granted pursuant to Section 9 of the Plan including, without limitation, Restricted Stock, Restricted Stock Units and Performance Shares.

(p) Option: A stock option granted pursuant to Section 7 of the Plan.

(q) Option Price: The purchase price per Share of an Option, as determined pursuant to Section 7(a) of the Plan.

(r) Participant: An individual who is selected by the Committee to participate in the Plan pursuant to Section 5 of the Plan.

(s) Performance-Based Awards: Other Stock-Based Awards granted pursuant to Section 9(b) of the Plan.

(t) Performance Shares: An Award representing a right to acquire Shares at a future date conditioned on the achievement of performance goals, granted pursuant to Section 9 of the Plan.

(u) Person: As such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

(v) Plan: The Amended and Restated 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan.

(w) Post-Retirement Exercise Period: As such term is defined in Section 7(f) of the Plan.

(x) Restricted Stock: Restricted stock granted pursuant to Section 9 of the Plan.

(y) Restricted Stock Unit: A restricted stock unit representing a right to acquire a fixed number of Shares at a future date, granted pursuant to Section 9 of the Plan.

(z) Retirement: Termination of employment with the Company or an Affiliate after such Participant has both attained age 55 and had five or more consecutive years of service with the Company through and ending with the date of such Participant’s voluntary termination of employment; or, with the prior written consent of the Committee that such termination be treated as a Retirement hereunder, termination of employment under other circumstances.

(aa) Shares: Shares of common stock, par value $0.01 per Share, of the Company.

(bb) Special Exercise Period: As such term is defined in Section 7(f) of the Plan.

(cc) Stock Appreciation Right: A stock appreciation right granted pursuant to Section 8 of the Plan.

(dd) Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

(ee) Termination of Employment: A Participant’s termination of employment with the Company or an Affiliate, as the case may be.

3. Shares Subject to the Plan

The maximum number of Shares that may be issued with respect to Awards granted under the Plan shall be 35,600,000 (subject to adjustment in accordance with the provisions of Section 10 hereof), whether pursuant to ISOs or otherwise. Of that number, not more than 15,000,000 Shares (subject to adjustment in accordance with the provisions of Section 10 hereof) will be available for grants under the Plan of unrestricted Shares, Restricted Stock, Restricted Stock Units, Performance Shares or any Other Stock-Based Awards pursuant to Section 9 hereof. The maximum number of Shares with respect to which Awards of any and all types may be granted during a calendar year to any Participant shall be limited, in the aggregate, to 800,000 (subject to adjustment in accordance with the provisions of Section 10 hereof). The Shares may consist, in whole or in part, of authorized and unissued Shares or treasury Shares. For purposes of Section 3, the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares issued upon exercise or settlement of an Award. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares that were subject to a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Stock Appreciation Right, (ii) Shares used to pay the exercise price of an Option, (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related to an Award, or (iv) Shares repurchased on the open market with the proceeds of an Option exercise. Shares which are subject to Awards which terminate, expire, are forfeited or lapse and Shares subject to Awards settled in cash shall not count as Shares issued under this Plan and may be utilized again with respect to Awards granted under the Plan.

4. Administration

The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are each “non-employee directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto); provided, however, that any action permitted to be taken by the Committee may be taken by the Board, in its discretion. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect, administrative error or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the grant, exercise, vesting or settlement of an Award. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (a) delivery of Shares or (b) having Shares withheld by the Company from any Shares that would have otherwise been received by the Participant. The number of Shares so delivered or withheld shall have an aggregate Fair Market Value on the date of the exercise, vesting or settlement (as applicable) of an Award sufficient to satisfy the applicable withholding taxes. In addition, with the approval of the Committee, a Participant may satisfy any additional tax that the Participant elects to have the Company withhold by delivering to the Company or its designated representative Shares already owned by the Participant or, in the case of Shares acquired through an employee benefit plan, Shares held by the Participant for more than six months. If the chief executive officer of the Company is a member of the Board, the Board by specific resolution may constitute such chief executive officer as a committee of one which shall have the authority to grant Awards of up to an aggregate of 200,000 Shares (subject to adjustment in accordance with the provisions of Section 10 hereof) in each calendar year to Participants who are not subject to the rules promulgated under Section 16 of the Act (or any successor section thereto) or “covered employees” as defined in Section 162(m) of the Code; provided, however, that such chief executive officer shall notify the Committee of any such grants made pursuant to this Section 4.

5. Eligibility

Key employees (but not members of the Committee or any person who serves only as a director) of the Company and its Affiliates, who are from time to time responsible for the management, growth and protection of the business of the Company and its Affiliates, and consultants to the Company and its Affiliates, are eligible to be granted Awards under the Plan. Participants shall be selected from time to time by the Committee, in its sole discretion, from among those eligible, and the Committee shall determine, in its sole discretion, the number of Shares to be covered by the Awards granted to each Participant.

6. Limitations

No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

7. Terms and Conditions of Options

Options granted under the Plan shall be, as determined by the Committee, non-qualified, incentive or other stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a) Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of the Shares on the date an Option is granted.

(b) Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(c) Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 7 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii) or (iii) in the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (i) in cash, (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such shares of Common Stock have been held by the Participant for no less than six months, (iii) partly in cash and partly in such Shares, (iv) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate Option Price for the Shares being purchased, or (v) through such other means as shall be prescribed in the Award agreement. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the occurrence of the exercise date (determined as set forth above) and, if applicable, the satisfaction of any other conditions imposed by the Committee pursuant to the Plan.

(d) ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). Unless otherwise permitted under Section 422 of the Code (or any successor section thereto), no ISO may be granted to any Participant who at the time of such grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. Notwithstanding Section 5 hereof, ISOs may be granted solely to employees of the Company and its Subsidiaries.

(e) Exercisability Upon Termination of Employment by Death or Disability. Upon a Termination of Employment by reason of death or Disability, in either case after the first anniversary of the date of grant of an Option, (i) the unexercised portion of such Option shall immediately vest in full and (ii) such portion may thereafter be exercised during the shorter of (A) the remaining stated term of the Option or (B) five years after the date of death or Disability.

(f) Exercisability Upon Termination of Employment by Retirement. Upon a Termination of Employment by reason of Retirement after the first anniversary of the date of grant of an Option, an unexercised Option may thereafter be exercised during the shorter of (i) the remaining stated term of the Option or (ii) five years after the date of such Termination of Employment (the “Post-Retirement Exercise Period”), but only to the extent to which such Option was exercisable at the time of such Termination of Employment or becomes exercisable during the Post-Retirement Exercise Period as if such Participant were still employed by the Company or an Affiliate; provided, however, that if a Participant dies within a period of five years after such Termination of Employment, an unexercised Option may thereafter be exercised, during the shorter of (i) the remaining stated term of the Option or (ii) the period that is the longer of (A) five years after the date of such Termination of Employment or (B) one year after the date of death (the “Special Exercise Period”), but only to the extent to which such Option was exercisable at the time of such Termination of Employment or becomes exercisable during the Special Exercise Period.

(g) Effect of Other Termination of Employment. Upon a Termination of Employment for any reason (other than death, Disability or Retirement after the first anniversary of the date of grant of an Option as described above), an unexercised Option may thereafter be exercised during the period ending 30 days after the date of such Termination of Employment, but only to the extent to which such Option was exercisable at the time of such Termination of Employment. Notwithstanding the foregoing, the Committee may, in its sole discretion, either by prior written agreement with the Participant or upon the occurrence of a Termination of Employment, accelerate the vesting of unvested Options held by a Participant if such Participant’s Termination of Employment is without “cause” (as such term is defined by the Committee in its sole discretion) by the Company.

(h) Nontransferability of Stock Options. Except as otherwise provided in Section 18 relating to designation of beneficiaries or in this Section 7(h), a stock option shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution, and during the lifetime of a Participant an option shall be exercisable only by the Participant. An option exercisable after the death of a Participant or a transferee pursuant to the following sentence may be exercised by the designated beneficiary, legatees, personal representatives or distributees of the Participant or such transferee. The Committee may, in its discretion, authorize all or a portion of the options previously granted or to be granted to a Participant, other than ISOs, to be on terms which permit irrevocable transfer for no consideration by such Participant to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of the Participant, any trust in which these persons have more than 50% of the beneficial interest, any foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests (“Eligible Transferees”), provided that (i) the stock option agreement pursuant to which such options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section and (ii) subsequent transfers of transferred options shall be prohibited except those in accordance with the first sentence of this Section 7(h). The Committee may, in its discretion, amend the definition of Eligible Transferees to conform to the coverage rules of Form S-8 under the Securities Act of 1933 or any comparable Form from time to time in effect. Following transfer, any such options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The events of Termination of Employment of Sections 7(e), 7(f) and 7(g) hereof shall continue to be applied with respect to the original Participant, following which the options shall be exercisable by the transferee only to the extent, and for the periods specified, in Sections 7(e), 7(f) and 7(g). The Committee may delegate to a committee consisting of employees of the Company the authority to authorize transfers, establish terms and conditions upon which transfers may be made and establish classes of options eligible to transfer options, as well as to make other determinations with respect to option transfers.

8. Terms and Conditions of Stock Appreciation Rights

(a) Grants. The Committee also may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 8 (or such additional limitations as may be included in an Award agreement).

(b) Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the greater of (i) the Fair Market Value of a Share on the date the Stock Appreciation Right is granted or, in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the Option Price of the related Option and (ii) an amount permitted by applicable laws, rules, by-laws or policies of regulatory authorities or stock exchanges. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant to exercise the Stock Appreciation Right in whole or in part and, upon such exercise, to receive from the Company an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the portion of the Stock Appreciation Right so exercised. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. The date a notice of exercise is received by the Company shall be the exercise date. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash, valued at such Fair Market Value, all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

(c) Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit.

(d) Limited Stock Appreciation Rights. The Committee may grant LSARs that are exercisable upon the occurrence of specified contingent events. Such LSARs may provide for a different method of determining appreciation, may specify that payment will be made only in cash and may provide that any related Awards are not exercisable while such LSARs are exercisable. Unless the context otherwise requires, whenever the term “Stock Appreciation Right” is used in the Plan, such term shall include LSARs.

9. Other Stock-Based Awards

(a) Generally. The Committee, in its sole discretion, may grant Awards of unrestricted Shares, Restricted Stock, Restricted Stock Units and other Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (collectively, “Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made; the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof). Notwithstanding anything herein to the contrary, the grant, issuance, retention, vesting and/or settlement of Shares under any Other Stock-Based Award that is based on performance criteria and level of achievement versus such criteria will be subject to a performance period of not less than twelve months, and the grant, issuance, retention, vesting and/or settlement of Shares under any Other Stock-Based Award that is based solely upon continued employment and/or the passage of time may not vest or be settled in full prior to the thirty-sixth month following its date of grant, but may be subject to pro-rata vesting over such period, except that the Committee may provide for the satisfaction and/or lapse of all conditions under any such Other Stock-Based Award in the event of the Participant’s death, Disability or Retirement or in connection with a Change in Control, and the Committee may provide that any such restriction or limitation will not apply in the case of an Other Stock-Based Award that is issued in payment or settlement of compensation that has been earned by the Participant.

(b) Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 9 may be granted in a manner that will enable the Company to deduct any amount paid by the Company under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). A Participant’s Performance-Based Award shall be determined based on the attainment of one or more pre-established, objective performance goals established in writing by the Committee, for a performance period established by the Committee, (i) at a time when the outcome for that performance period is substantially uncertain and (ii) not later than 90 days after the commencement of the performance period to which the performance goal relates, but in no event after 25% of the relevant performance period has elapsed. The performance goals shall be based upon one or more of the following criteria: (i) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment before or after the cost of capital; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); (xix) return on assets; (xx) accuracy, stability, quality or performance of ratings; and (xxi) customer or investor satisfaction or value survey results. The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its divisions, units, minority investments, partnerships, joint ventures, product lines or products or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items or accounting changes. The maximum amount payable pursuant to Performance-Based Awards denominated in cash granted to any one Participant with respect to one fiscal year of the Company shall be $5,000,000. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Sections 162(m) and 409A of the Code, elect prior to the commencement of the relevant services or, if the Performance-Based Award constitutes performance-based compensation within the meaning of Section 409A(a)(4)(B)(iii) of the Code and is based on services performed over a period of at least 12 months, at any time but no later than six months before the end of the applicable performance period, to defer payment of a Performance-Based Award until a fixed date or the date of Participant’s separation from service with the Company and its Affiliates (or six months following such separation if required by Section 409A of the Code), as specified in the election to defer.

(c) Terms and Conditions of Restricted Stock and Restricted Stock Units.

(i) Grant. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an agreement in form approved by the Committee. The vesting of a Restricted Stock Award or Restricted Stock Unit granted under the Plan may be conditioned upon the completion of a specified period of employment with the Company or an Affiliate, upon attainment of specified performance goals, and/or upon such other criteria as the Committee may determine in its sole discretion.

(ii) Receipt of Restricted Stock. As soon as practicable after an Award of Restricted Stock has been made to a Participant, there shall be registered in the name of such Participant or of a nominee the number of Shares of Restricted Stock so awarded. Except as provided in the applicable agreement, no Shares of Restricted Stock may be assigned, transferred or otherwise encumbered or disposed of by the Participant until such Shares have vested in accordance with the terms of such agreement. If and to the extent that the applicable agreement so provides, a Participant shall have the right to vote and receive dividends on the Shares of Restricted Stock granted to him or her under the Plan. Unless otherwise provided in the applicable agreement, any Shares received as a dividend on Restricted Stock or in connection with a stock split of the Shares of Restricted Stock shall be subject to the same restrictions as the Restricted Stock.

(iii) Payments Pursuant to Restricted Stock Units. Restricted Stock Units may not be assigned, transferred or otherwise encumbered or disposed of by the Participant until such Restricted Stock Units have vested in accordance with the terms of the applicable agreement. Upon the vesting of the Restricted Stock Unit (unless a deferral election as described in the following sentence has been made), certificates for Shares shall be delivered to the Participant or his legal representative on the last business day of the calendar quarter in which such vesting event occurs or as soon thereafter as practicable, in a number equal to the Shares covered by the Restricted Stock Unit. A Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Sections 162(m) and 409A of the Code, elect prior to the grant of the Restricted Stock Unit and the commencement of the relevant services or, if the Restricted Stock Unit constitutes performance-based compensation within the meaning of Section 409A(a)(4)(B)(iii) of the Code and is based on services performed over a period of at least 12 months, at any time but no later than six months before the end of the applicable performance period, to defer receipt of his certificates beyond the vesting date until a fixed date or the date of the Participant’s separation from service with the Company and its Affiliates (or six months following such separation from service if required by Section 409A of the Code), as specified in the election to defer.

(iv) Effect of Termination of Employment or Death. Upon a Termination of Employment by reason of death, Disability or Retirement, in each case after the first anniversary of the date of the Award of Restricted Stock or Restricted Stock Units, the Restricted Stock or Restricted Stock Units shall immediately vest in full and all restrictions on such Awards shall terminate. Upon a Termination of Employment for any reason other than death, Disability or Retirement after the first anniversary of the date of the Award of Restricted Stock or Restricted Stock Units, a Participant’s unvested Restricted Stock and Restricted Stock Units shall be forfeited. Notwithstanding the foregoing, subject to Section 9(a), the Committee may, in its sole discretion, either by prior written agreement with the Participant or upon the occurrence of a Termination of Employment, accelerate the vesting of unvested Restricted Stock or Restricted Stock Units held by the Participant if such Participant’s Termination of Employment is without “cause” (as such term is defined by the Committee in its sole discretion) by the Company.

(d) Terms and Conditions of Performance Shares.

(i) Grant. Each grant of Performance Shares shall be evidenced by an agreement providing for the payment of Shares conditioned upon attainment of specified performance goals, in form approved by the Committee, and may be subject to the provisions applicable to Performance-Based Awards as set forth in Section 9(b) of the Plan.

(ii) Payments Pursuant to Performance Shares. Performance Shares may not be assigned transferred or otherwise encumbered or disposed of by the Participant until the Committee has certified the extent to which the applicable performance goals have been met and certified the number of Shares to be paid. The number of Shares so certified shall be delivered to the Participant or his legal representative at such time after the end of the performance period as shall be prescribed by the Committee in the Award agreement.

(iii) Effect of Termination of Employment. Upon a Termination of Employment by reason of death, Disability or Retirement, a Participant shall have such rights in his or her Performance Shares, if any, as may be prescribed by the Award agreement. Upon a Termination of Employment for any reason other than death, Disability or Retirement prior to the end of any applicable performance period, a Participant’s Performance Shares shall be forfeited, unless, subject to Section 9(a), the Committee, in its sole discretion, shall determine otherwise.

10. Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a) Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, split-up, spin-off, combination or exchange of Shares or other corporate exchange or similar transaction, or any distribution to stockholders of Shares other than regular cash dividends, the Committee shall adjust the following to the extent necessary to achieve an equitable result: (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the Option Price and/or (iii) any other affected terms of such Awards.

(b) Change in Control. In the event of a Change in Control, Awards granted under the Plan shall accelerate as follows: (i) each Option and Stock Appreciation Right shall become immediately vested and exercisable; provided, however, that if such Awards are not exercised prior to the date of the consummation of the Change in Control, the Committee, in its sole discretion and without liability to any person, may provide for (A) the payment of a cash amount in exchange for the cancellation of such Award and/or (B) the issuance of substitute Awards that will substantially preserve the value, rights and benefits of any affected Awards (previously granted hereunder) as of the date of the consummation of the Change in Control; (ii) restrictions on Awards of Restricted Stock and Restricted Stock Units that are not Performance-Based Awards shall lapse; and (iii) Other Stock-Based Awards not described in clause (ii) shall become payable in such manner as shall be set forth in the Award agreement.

11. No Repricing

Notwithstanding anything in the Plan to the contrary, no Option or Stock Appreciation Right outstanding under the Plan may be repriced, regranted through cancellation, including cancellation in exchange for cash or other Awards, or otherwise amended to reduce the Option Price or exercise price applicable thereto (other than with respect to adjustments made in connection with a transaction or other change in the Company’s capitalization as described in Section 10) without the approval of the stockholders of the Company.

12. No Right to Employment

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the employment of a Participant and shall not lessen or affect the Company’s or Affiliate’s right to terminate the employment of such Participant.

13. Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

14. Nontransferability of Awards

Except as provided in Section 18 relating to designation of beneficiaries or in Section 7(h) of the Plan, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. During the lifetime of a Participant, an Award shall be exercisable only by such Participant. An Award exercisable after the death of a Participant may be exercised by the designated beneficiary, the legatees, personal representatives or distributees of the Participant. Notwithstanding anything to the contrary herein, the Committee, in its sole discretion, shall have the authority to waive this Section 14 or any part thereof (except with respect to ISOs) to the extent that this Section 14 or any part thereof is not required under the rules promulgated under any law, rule or regulation applicable to the Company.

15. Amendments or Termination

The Board or the Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which, (a) without the approval of the stockholders of the Company, would (except as is provided in Section 10 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or change the maximum number of Shares for which Awards may be granted to any Participant or (b) without the consent of a Participant, would impair any of the rights or obligations under any Award theretofore granted to such Participant under the Plan; provided, however, that the Board or the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws. Notwithstanding anything to the contrary herein, neither the Committee nor the Board may amend, alter or discontinue the provisions relating to Section 10(b) of the Plan after the occurrence of a Change in Control.

16. International Participants

With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code (or any successor section thereto), the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law.

17. Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware.

18. Designation of Beneficiaries

A Participant may file with the Company a written designation of a beneficiary or beneficiaries under the Plan and may from time to time revoke or change any such designation of beneficiary. Any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the entitlement of any such beneficiary to any Option, Stock Appreciation Right, unrestricted Shares, Restricted Stock, Restricted Stock Units, Performance Shares or other Award, the Committee may determine to recognize only the legal representative of such Participant, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

19. Effectiveness of the Plan

The Plan, as amended and restated, shall be effective as of December 15, 2009.

Appendix B

2004 MOODY’S CORPORATION

COVERED EMPLOYEE CASH INCENTIVE PLAN

(as amended, December 15, 2009)

1.	Purpose of the Plan

The purpose of the Plan is to advance the interests of the Company and its stockholders by providing incentives in the form of periodic cash bonus awards to certain management employees of the Company and its Subsidiaries, thereby motivating such employees to attain performance goals established pursuant to the Plan.

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)	Award: A periodic cash bonus award granted pursuant to the Plan.

(c)	Beneficial Owner: As such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

(d)	Board: The Board of Directors of the Company.

(e)	Change in Control: The occurrence of a change in ownership of Moody’s Corporation, a change in the effective control of Moody’s Corporation, or a change in the ownership of a substantial portion of the assets of Moody’s Corporation. For this purpose, a change in the ownership of Moody’s Corporation occurs on the date that any one person, or more than one person acting as a group (as determined pursuant to the regulations under Section 409A), acquires ownership of stock of Moody’s Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Moody’s Corporation. A change in effective control of Moody’s Corporation occurs on either of the following dates: (1) the date any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Moody’s Corporation possessing 50 percent or more of the total voting power of the stock of Moody’s Corporation, or (2) the date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election. A change in the ownership of a substantial portion of the assets of Moody’s Corporation occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Moody’s Corporation that have a total gross fair market value (as determined pursuant to the regulations under Section 409A) equal to or more than 40 percent of the total gross fair market value of all of the assets of Moody’s Corporation immediately before such acquisition or acquisitions.

(f)	Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(g)	Committee: The Governance and Compensation Committee of the Board, or any successor thereto or any other committee designated by the Board to assume the obligations of the Committee hereunder.

(h)	Company: Moody’s Corporation, a Delaware corporation.

(i)	Covered Employee: An employee who is, or who is anticipated to become, a covered employee, as such term is defined in Section 162(m) of the Code (or any successor section thereto) and the Treasury Regulations promulgated thereunder.

(j)	Effective Date: The date on which the Plan takes effect, as defined pursuant to Section 13 of the Plan.

(k)	Participant: A Covered Employee of the Company or any of its Subsidiaries who is selected by the Committee to participate in the Plan pursuant to Section 4 of the Plan.

(l)	Performance Period: The calendar year or any other period that the Committee, in its sole discretion, may determine.

(m)	Person: As such term is used for purposes of Section 13(d) or 14(d) of the Act or any successor sections thereto

(n)	Plan: The 2004 Moody’s Corporation Covered Employee Cash Incentive Plan.

(o)	Shares: Shares of common stock, par value 50.01 per Share, of the Company.

(p)	Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3.	Administration

The Plan shall be administered by the Committee or such other persons designated by the Board. The Committee may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are each “non-employee directors” within the meaning of Rule 16b-3 of the Act (or any successor rule thereto) and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto) and the Treasury Regulations promulgated thereunder. The Committee shall have the authority to select the Covered Employees to be granted Awards under the Plan, to determine the size and terms of an Award (subject to the limitations imposed on Awards in Section 5 below), to modify the terms of any Award that has been granted (except for any modification that would increase the amount of the Award), to determine the time when Awards will be made and the Performance Period to which they relate, to establish performance objectives in respect of such Performance Periods and to certify that such performance objectives were attained; provided, however, that any such action shall be consistent with the applicable provisions of Section 162(m) of the Code. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan; provided, however, that any action permitted to be taken by the Committee may be taken by the Board, in its discretion, to the extent that any such action taken by the Board is consistent with the applicable provisions of Section 162(m) of the Code. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. The Committee shall have the right to deduct from any payment made under the Plan any federal. state, local or foreign income or other taxes required by law to be withheld with respect to such payment. To the extent consistent with the applicable provisions of Sections 162(m) of the Code, the Committee may delegate to one or more employees of the Company or any of its Subsidiaries the authority to take actions on its behalf pursuant to the Plan.

4.	Eligibility and Participation

The Committee shall designate those persons who shall be Participants for each Performance Period. Participants shall he selected from among the Covered Employees of the Company and any of its Subsidiaries who are in a position to have a material impact on the results of the operations of the Company or of one or more of its Subsidiaries.

5.	Awards

(a)

Performance Goals. A Participant’s Award shall be determined based on the attainment of one or more pre-established, objective performance goals established in writing by the Committee, for a Performance Period established by the Committee, (i) at a time when the outcome for the Performance Period is substantially: uncertain and (ii) not later than 90 days after the commencement of the

Performance Period to which the performance goal relates, but in no event after 25 percent of the relevant Performance Period has elapsed. The performance goals shall be based upon one or more or the following criteria: (i) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share: (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment before or after the cost of capital; (iv) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price: (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); (xix) return on assets; (xx) accuracy, stability, quality or performance of ratings; and (xxi) customer or investor satisfaction or value survey results. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its divisions, units, partnerships, joint ventures or minority investments, product lines or products or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto) the performance goals may be calculated without regard to extraordinary items. The maximum amount of an Award to any Participant with respect to a performance period of one calendar year or less shall be $5,000,000. The maximum amount of an Award to any Participant with respect to a multi-year performance period shall be the product of $5,000,000 multiplied by the number of years in the performance period.

(b)	Payment. The Committee shall determine whether, with respect to a Performance Period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify in writing and ascertain the amount of the applicable Award. No Awards will be paid for such Performance Period until such certification is made by the Committee. The amount of the Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula (including zero), at the discretion of the Committee. The amount of the Award determined by the Committee for a Performance Period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such Performance Period.

(c)	Compliance with Section 162(m) of the Code. The provisions of this Section 5 shall be administered and interpreted in accordance with Section 162(m) of the Code and the Treasury Regulations promulgated thereunder to ensure the deductibility by the Company or its Subsidiaries of the payment of Awards: provided, however. that the Committee may, in its sole discretion, administer the Plan in violation of Section 162(m) of the Code.

(d)	Termination of Employment. Upon a termination of employment by reason of death, disability or retirement, a Participant shall have such rights in any Award theretofore granted to him, if any, as may be prescribed by the Award agreement. Upon a termination of employment for any reason other than death, disability or retirement prior to the end of any applicable performance period, a Participant shall forfeit all rights in and to any Award theretofore granted to him, unless the Committee, in its sole discretion, shall determine otherwise.

6.	Amendments or Termination

The Board or the Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair any of the rights or obligations under any Award theretofore granted to a Participant under the Plan without such Participant’s consent; provided, however, that the Board or the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of Section 162(m) of the Code or other applicable laws. Notwithstanding anything to the contrary herein, the Board may not amend, alter or discontinue the provisions relating to Section 10(b) of the Plan after the occurrence of a Change in Control.

7.	No Right to Employment

Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other person any right to continue to be employed by or perform services for the Company or any Subsidiary, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its Subsidiaries.

8.	Nontransferability of Awards

An award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution.

9.	Reduction of Awards

Notwithstanding anything to the contrary herein, the Committee, in its sole discretion (but subject to applicable law), may reduce any amounts payable to any Participant hereunder in order to satisfy any liabilities owed to the Company or any of its Subsidiaries by the Participant.

10.	Adjustments Upon Certain Events

(a)	Generally. In the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, Merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares other than regular cash dividends, the Committee in its sole discretion and without liability to arty person may make such substitution or adjustment, if any, as it deems to be equitable, as to any affected terms of outstanding Awards.

(b)	Change in Control. In the event that (1) a Participant’s employment is actually or constructively terminated during a given Performance Period (the “Affected Performance Period”) and (ii) a Change in Control shall have occurred within the 365 days immediately preceding the date of such termination, then such Participant shall receive, promptly after the date of such termination. payment pursuant to his or her Award for the Affected Performance Period as if the performance goals for such Performance Period had been achieved at 100%.

11.	Miscellaneous Provisions

The Company is the sponsor and legal obligor under the Plan and shall make all payments hereunder, other than any payments to be made by any of the Subsidiaries (in which case payment shall be made by such Subsidiary, as appropriate).

The company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any amounts under the Plan, and the Participants’ rights to the payment hereunder shall be no greater than the rights of the Company’s (or Subsidiary’s) unsecured creditors. All expenses involved in administering the Plan shall be borne by the Company.

12.	Governing Law

The interpretation, performance and enforcement of this Plan and any disputes or controversies arising with respect to the transactions contemplated herein, shall be governed by the laws of the State of Delaware, irrespective of Delaware’s choice of law principles that would apply the law of any other jurisdiction.

13.	Effective Date

The Plan as amended shall be effective as of December 15, 2009.

ANNUAL MEETING OF STOCKHOLDERS OF

MOODY’S CORPORATION

April 20, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.amstock.com/ProxyServices/ViewMaterials.asp?CoNumber+26180

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i     Please detach along perforated line and mail in the envelope provided.    i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3, AND 4. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 5. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES. WHERE A CHOICE IS NOT SPECIFIED, THE PROXIES WILL VOTE YOUR SHARES IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.		1.	ELECTION OF THREE CLASS III DIRECTORS OF THE COMPANY:
			BASIL L. ANDERSON	☐	☐	☐
			DARRELL DUFFIE, PH.D.	☐	☐	☐
			RAYMOND W. MCDANIEL, JR.	☐	☐	☐
		2.	APPROVAL OF THE AMENDED AND RESTATED 2001 MOODY’S CORPORATION KEY EMPLOYEES’ STOCK INCENTIVE PLAN.	☐	☐	☐
		3.	APPROVAL OF THE 2004 MOODY’S CORPORATION COVERED EMPLOYEE CASH INCENTIVE PLAN, AS AMENDED.	☐	☐	☐
		4.	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.	☐	☐	☐
		5.	STOCKHOLDER PROPOSAL TO ADOPT A POLICY THAT THE CHAIRMAN OF THE COMPANY’S BOARD OF DIRECTORS BE AN INDEPENDENT DIRECTOR.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposals 2, 3 and 4 and AGAINST Proposal 5.
To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder                                                      Date                             Signature of Stockholder                                                      Date

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MOODY’S CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD TUESDAY, APRIL 20, 2010

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.PROXYVOTE.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Raymond W. McDaniel, Jr., Linda S. Huber and John J. Goggins, and each of them, as proxies, each with full power of substitution, to represent the undersigned and vote all the shares of common stock of Moody’s Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 20, 2010 at 9:30 a.m., local time, at the Company’s offices at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007, and any adjournment or postponement thereof. The undersigned directs the named proxies to vote as directed on the reverse side of this card on the specified proposals and in their discretion on any other business which may properly come before the meeting and any adjournment or postponement thereof.

This card also constitutes voting instructions to the Trustee of the Moody’s Corporation Profit Participation Plan to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of common stock of Moody’s Corporation held by the Trustee under the plan, as described in the Proxy Statement.

(Continued and to be marked, signed and dated, on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

MOODY’S CORPORATION

April 20, 2010

PROXY VOTING INSTRUCTIONS

INTERNET – Access www.proxyvote.com and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON – You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterials.asp?CoNumber=26180

i   Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3, AND 4. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 5. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES. WHERE A CHOICE IS NOT SPECIFIED, THE PROXIES WILL VOTE YOUR SHARES IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.		1.	ELECTION OF THREE CLASS III DIRECTORS OF THE COMPANY:
			BASIL L. ANDERSON	☐	☐	☐
			DARRELL DUFFIE, PH.D.	☐	☐	☐
			RAYMOND W. MCDANIEL, JR.	☐	☐	☐

		2.	APPROVAL OF THE AMENDED AND RESTATED 2001 MOODY’S CORPORATION KEY EMPLOYEES’ STOCK INCENTIVE PLAN.	☐	☐	☐

		3.	APPROVAL OF THE 2004 MOODY’S CORPORATION COVERED EMPLOYEE CASH INCENTIVE PLAN, AS AMENDED.	☐	☐	☐

		4.	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.	☐	☐	☐

		5.	STOCKHOLDER PROPOSAL TO ADOPT A POLICY THAT THE CHAIRMAN OF THE COMPANY’S BOARD OF DIRECTORS BE AN INDEPENDENT DIRECTOR.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposals 2, 3 and 4 and AGAINST Proposal 5.

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder                                                     Date                             Signature of Stockholder                                                     Date

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ADMISSION TICKET

Annual Meeting of Stockholders

April 20, 2010

9:30 a.m.

7 World Trade Center

250 Greenwich Street

New York, New York 10007

To obtain directions to attend the Annual Meeting and vote in person,

please contact the Company’s Investor Relations Department by sending an e-mail to ir@moodys.com